Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Clearwire Corporation

Bellevue, Washington

We have audited the accompanying consolidated balance sheets of Clearwire Corporation and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, cash flows, stockholders’ equity, and comprehensive loss for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Clearwire Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, on December 17, 2012, the Company entered into a merger agreement with Sprint Nextel Corporation (“Sprint”), pursuant to which Sprint agreed to acquire all of the outstanding shares of the Company’s common stock not currently owned by Sprint. In connection with the merger agreement, on December 17, 2012, the Company entered into a financing arrangement with Sprint. See Note 1 to the consolidated financial statements for a summary of the terms and conditions of the merger agreement and financing arrangement with Sprint, the uncertainties associated with the funding available under the financing arrangement, and the related potential impact of such uncertainties on the Company’s need for liquidity in the next twelve months.

/s/ Deloitte & Touche LLP

Seattle, Washington

February 13, 2013

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$193,445	$891,929
Short-term investments	675,112	215,655
Restricted cash	1,653	1,000
Accounts receivable, net of allowance of $3,145 and $5,542	22,769	83,660
Inventory	10,940	23,832
Prepaids and other assets	83,769	71,083

Total current assets	987,688	1,287,159
Property, plant and equipment, net	2,259,004	3,014,277
Restricted cash	3,709	7,619
Spectrum licenses, net	4,249,621	4,298,254
Other intangible assets, net	24,660	40,850
Other assets	141,107	157,797
Assets of discontinued operations (Note 18)	—	36,696

Total assets	$7,665,789	$8,842,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$177,855	$157,172
Other current liabilities	227,610	122,756

Total current liabilities	405,465	279,928
Long-term debt, net	4,271,357	4,019,605
Deferred tax liabilities, net	143,992	152,182
Other long-term liabilities	963,353	719,703
Liabilities of discontinued operations (Note 18)	—	25,196

Total liabilities	5,784,167	5,196,614
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A common stock, par value $0.0001, 2,000,000 shares authorized; 691,315 and 452,215 shares outstanding	69	45
Class B common stock, par value $0.0001, 1,400,000 shares authorized; 773,733 and 839,703 shares outstanding	77	83
Additional paid-in capital	3,158,244	2,714,634
Accumulated other comprehensive (loss) income	(6)	2,793
Accumulated deficit	(2,346,393)	(1,617,826)

Total Clearwire Corporation stockholders’ equity	811,991	1,099,729
Non-controlling interests	1,069,631	2,546,309

Total stockholders’ equity	1,881,622	3,646,038

Total liabilities and stockholders’ equity	$7,665,789	$8,842,652

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2012	2011	2010
	(In thousands, except per share data)
Revenues	$1,264,694	$1,253,466	$535,103
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	908,078	1,249,966	912,776
Selling, general and administrative expense	558,202	698,067	870,980
Depreciation and amortization	768,193	687,636	454,003
Spectrum lease expense	326,798	308,693	279,993
Loss from abandonment of network and other assets	82,206	700,341	180,001

Total operating expenses	2,643,477	3,644,703	2,697,753

Operating loss	(1,378,783)	(2,391,237)	(2,162,650)
Other income (expense):
Interest income	1,895	2,335	4,950
Interest expense	(553,459)	(505,992)	(152,868)
Gain on derivative instruments	1,356	145,308	63,255
Other income (expense), net	(12,153)	681	(2,671)

Total other expense, net	(562,361)	(357,668)	(87,334)

Loss from continuing operations before income taxes	(1,941,144)	(2,748,905)	(2,249,984)
Income tax benefit (provision)	197,399	(106,828)	(1,218)

Net loss from continuing operations	(1,743,745)	(2,855,733)	(2,251,202)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	1,182,183	2,158,831	1,775,840

Net loss from continuing operations attributable to Clearwire Corporation	(561,562)	(696,902)	(475,362)
Net loss from discontinued operations attributable to Clearwire Corporation, net of tax (Note 18)	(167,005)	(20,431)	(12,075)

Net loss attributable to Clearwire Corporation	$(728,567)	$(717,333)	$(487,437)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(1.01)	$(2.70)	$(2.14)

Diluted	$(1.27)	$(2.99)	$(2.41)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(1.31)	$(2.78)	$(2.19)

Diluted	$(1.39)	$(3.07)	$(2.46)

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Net loss:
Net loss from continuing operations	$(1,743,745)	$(2,855,733)	$(2,251,202)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	1,182,183	2,158,831	1,775,840

Net loss from continuing operations attributable to Clearwire Corporation	(561,562)	(696,902)	(475,362)

Net loss from discontinued operations	(168,361)	(81,810)	(51,892)
Less: non-controlling interests in net loss from discontinued operations of consolidated subsidiaries	1,356	61,379	39,817

Net loss from discontinued operations attributable to Clearwire Corporation, net of tax	(167,005)	(20,431)	(12,075)

Net loss attributable to Clearwire Corporation	(728,567)	(717,333)	(487,437)

Other comprehensive income (loss):
Unrealized foreign currency gains (losses) during the period	(699)	3,913	(7,047)
Less: reclassification adjustment of cumulative foreign currency (gains) losses to net loss from continuing operations	(8,739)	—	825
Unrealized investment holding gains (losses) during the period	56	(1,185)	2,354
Less: reclassification adjustment of investment holding gains to net loss	—	(4,945)	—

Other comprehensive loss	(9,382)	(2,217)	(3,868)
Less: non-controlling interests in other comprehensive loss of consolidated subsidiaries	6,056	1,851	3,125

Other comprehensive loss attributable to Clearwire Corporation	(3,326)	(366)	(743)

Comprehensive loss:
Comprehensive loss	(1,921,488)	(2,939,760)	(2,306,962)
Less: non-controlling interests in comprehensive loss of consolidated subsidiaries	1,189,595	2,222,061	1,818,782

Comprehensive loss attributable to Clearwire Corporation	$(731,893)	$(717,699)	$(488,180)

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2012	2011	2010
	(In thousands)
Cash flows from operating activities:
Net loss from continuing operations	$(1,743,745)	$(2,855,733)	$(2,251,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(199,199)	105,308	—
Non-cash gain on derivative instruments	(1,356)	(145,308)	(63,255)
Accretion of discount on debt	41,386	40,216	6,113
Depreciation and amortization	768,193	687,636	454,003
Amortization of spectrum leases	54,328	53,674	57,433
Non-cash rent expense	197,169	342,962	200,901
Loss on property, plant and equipment (Note 5)	171,780	966,441	345,727
Other operating activities	42,740	27,745	49,506
Changes in assets and liabilities:
Inventory	11,200	15,697	(11,697)
Accounts receivable	50,401	(54,212)	(20,550)
Prepaids and other assets	326	22,447	(73,767)
Prepaid spectrum licenses	1,904	(4,360)	(3,294)
Deferred revenue	170,455	16,497	8,447
Accounts payable and other liabilities	(17,090)	(152,180)	136,233

Net cash used in operating activities of continuing operations	(451,508)	(933,170)	(1,165,402)
Net cash provided by (used in) operating activities of discontinued operations	(3,000)	2,381	(3,311)

Net cash used in operating activities	(454,508)	(930,789)	(1,168,713)

Cash flows from investing activities:
Capital expenditures	(112,997)	(405,655)	(2,646,365)
Purchases of available-for-sale investments	(1,797,787)	(957,883)	(2,098,705)
Disposition of available-for-sale investments	1,339,078	1,255,176	3,776,805
Other investing activities	(655)	20,229	(44,119)

Net cash used in investing activities of continuing operations	(572,361)	(88,133)	(1,012,384)
Net cash provided by (used in) investing activities of discontinued operations	1,185	(3,886)	(834)

Net cash used in investing activities	(571,176)	(92,019)	(1,013,218)

Cash flows from financing activities:
Principal payments on long-term debt	(26,985)	(29,957)	(876)
Proceeds from issuance of long-term debt	300,000	—	1,413,319
Debt financing fees	(6,205)	(1,159)	(53,285)
Equity investment by strategic investors	8	331,400	54,828
Proceeds from issuance of common stock	58,460	387,279	304,015

Net cash provided by financing activities of continuing operations	325,278	687,563	1,718,001
Net cash provided by financing activities of discontinued operations	—	—	—

Net cash provided by financing activities	325,278	687,563	1,718,001

Effect of foreign currency exchange rates on cash and cash equivalents	107	(4,573)	(525)

Net decrease in cash and cash equivalents	(700,299)	(339,818)	(464,455)
Cash and cash equivalents:
Beginning of period	893,744	1,233,562	1,698,017

End of period	193,445	893,744	1,233,562
Less: cash and cash equivalents of discontinued operations at end of period	—	1,815	3,320

Cash and cash equivalents of continuing operations at end of period	$193,445	$891,929	$1,230,242

Supplemental cash flow disclosures:
Cash paid for interest including capitalized interest paid	$505,913	$474,849	$336,314
Non-cash investing activities:
Fixed asset purchases in accounts payable and accrued expenses	$20,795	$14,144	$120,025
Fixed asset purchases financed by long-term debt	$36,229	$11,514	$133,288
Non-cash financing activities:
Vendor financing obligations	$(4,644)	$(3,332)	$(60,251)
Capital lease obligations	$(31,585)	$(8,182)	$(73,037)
Class A common stock issued for repayment of long-term debt	$88,456	$—	$—
Repayment of long-term debt through issuances of Class A common stock	$(88,456)	$—	$—

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2012, 2011 and 2010

	Class A Common Stock		Class B Common Stock
	Shares	Amounts	Shares	Amounts	Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non-controlling Interests	Total Stockholders’ Equity
	(In thousands)

Balances at December 31, 2009	196,767	$20	734,239	$73	$2,000,061	$3,745	$(413,056)	$6,181,525	$7,772,368

Net loss from continuing operations	—	—	—	—	—	—	(475,362)	(1,775,840)	(2,251,202)

Net loss from discontinued operations	—	—	—	—	—	—	(12,075)	(39,817)	(51,892)
Foreign currency translation adjustment	—	—	—	—	—	(1,180)	—	(5,042)	(6,222)

Unrealized gain on investments	—	—	—	—	—	437	—	1,917	2,354
Issuance of common stock, net of issuance costs, and other capital transactions	46,777	4	9,242	1	208,385	(507)	—	150,123	358,006
Share-based compensation and other transactions	—	—	—	—	12,664	—	—	33,922	46,586

Balances at December 31, 2010	243,544	24	743,481	74	2,221,110	2,495	(900,493)	4,546,788	5,869,998

Net loss from continuing operations	—	—	—	—	—	—	(696,902)	(2,158,831)	(2,855,733)

Net loss from discontinued operations	—	—	—	—	—	—	(20,431)	(61,379)	(81,810)
Foreign currency translation adjustment	—	—	—	—	—	1,149	—	2,764	3,913

Unrealized gain on investments	—	—	—	—	—	(1,515)	—	(4,615)	(6,130)
Issuance of common stock, net of issuance costs, and other capital transactions	208,671	21	96,222	9	478,394	664	—	210,088	689,176
Share-based compensation and other transactions	—	—	—	—	15,130	—	—	11,494	26,624

Balances at December 31, 2011	452,215	45	839,703	83	2,714,634	2,793	(1,617,826)	2,546,309	3,646,038

Net loss from continuing operations	—	—	—	—	—	—	(561,562)	(1,182,183)	(1,743,745)

Net loss from discontinued operations	—	—	—	—	—	—	(167,005)	(1,356)	(168,361)
Foreign currency translation adjustment	—	—	—	—	—	(3,354)	—	(6,084)	(9,438)

Unrealized loss on investments	—	—	—	—	—	28	—	28	56
Issuance of common stock, net of issuance costs, and other capital transactions (Note 15)	239,100	24	(65,970)	(6)	415,467	527	—	(287,806)	128,206
Share-based compensation and other transactions	—	—	—	—	28,143	—	—	723	28,866

Balances at December 31, 2012	691,315	$69	773,733	$77	$3,158,244	$(6)	$(2,346,393)	$1,069,631	$1,881,622

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

We are a leading provider of fourth generation, or 4G, wireless broadband services. We build and operate next generation mobile broadband networks that provide high-speed mobile Internet and residential Internet access services in communities throughout the country. Our current 4G mobile broadband network operates on the Worldwide Interoperability of Microwave Access technology 802.16e standard, which we refer to as mobile WiMAX. In our current 4G mobile broadband markets in the United States, we offer our services through retail channels and through our wholesale partners. Sprint Nextel Corporation, which we refer to as Sprint, accounts for substantially all of our wholesale sales to date, and offers services in each of our 4G markets.

As of December 31, 2012, we offered our services in 88 markets in the United States. Internationally, as of December 31, 2012, we completed the sale of our operations in Belgium, Germany and Spain. The results of operations of these international entities prior to their sale are separately disclosed as discontinued operations.

We need to greatly expand our revenue base by increasing sales to our existing wholesale partners, primarily Sprint, and bring on additional wholesale partners with substantial requirements for additional data capacity to supplement their own services. To be successful with either, we believe it is necessary that we deploy Long Term Evolution, or LTE, technology, which is currently being adopted by most wireless operators globally including Sprint, as their next generation wireless technology, on our network.

We have begun deployment of our LTE network and have 1,000 sites on air as of December 31, 2012. We expect to have approximately 2,000 LTE sites on air by the end of June 2013, which will satisfy the initial LTE prepayment milestone under the terms of our recently amended wholesale agreements with Sprint. Subject to the availability of funding, including proceeds of the interim financing arrangement provided by Sprint (see below), we plan to have approximately 5,000 sites on air by the end of the year. Under the amended wholesale agreements with Sprint, we are required to expand our LTE network to 5,000 sites by no later than June 30, 2014 and 8,000 by the end of 2014.

Proposed Sprint Merger

Merger Agreement

On December 17, 2012, we entered into an agreement and plan of merger with Sprint, which we refer to as the Merger Agreement, pursuant to which Sprint agreed to acquire all of the outstanding shares of Clearwire Corporation Class A and Class B common stock, which we refer to as Class A Common Stock and Class B Common Stock, respectively, not currently owned by Sprint, SOFTBANK CORP., which we refer to as Softbank, or their affiliates. At the closing, the outstanding shares of common stock will be canceled and converted automatically into the right to receive $2.97 per share in cash, without interest. Our stockholders will be asked to vote on the adoption of the Merger Agreement at a special meeting that will be held on a date to be announced. Consummation of the transactions under the Merger Agreement, which we refer to as the Proposed Merger, is subject to a number of conditions precedent, including, among others: (i) the adoption of the Merger Agreement by the holders of at least 75% of the outstanding shares of our common stock entitled to vote on the Proposed Merger, voting as a single class, and at least a majority of the outstanding shares of our common stock not held by Sprint, SoftBank and their respective affiliates, voting as a single class, at a duly called stockholders’ meeting, which we refer to as the Clearwire Stockholder Approval, (ii) the receipt of the Federal Communications Commission, which we refer to as the FCC, approvals required to consummate the Proposed Merger, (iii) the absence of any order enjoining the consummation of, or prohibiting, the Proposed Merger; (iv) the non-occurrence of any event having a material adverse effect from the date of the Merger Agreement to the closing of the Proposed Merger, and (v) the consummation by Sprint of the pending merger between Sprint and SoftBank and certain affiliates thereof, which we refer to as the SoftBank Transaction, or an alternate transaction thereto.

The Merger Agreement contains termination rights for the benefit of Sprint and Clearwire and further provides that Sprint will be required to pay us a termination fee of $120.0 million under certain specified circumstances of termination of the Merger Agreement. Any obligation to pay such termination fee will be satisfied by the cancellation of $120.0 million of Notes, which we refer to as the Sprint Termination Fee, which are described below. In the event we are entitled to receive the termination fee, in certain instances, we may also be entitled to receive from Sprint a supplemental prepayment for LTE services on January 15, 2014 in the amount of $100.0 million, conditioned upon the completion of site build-out targets

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

pursuant to a commercial agreement currently in effect between Sprint and Clearwire. Any such prepayment will be credited against certain of Sprint’s obligations under such agreement.

Note Purchase Agreement

In connection with the Merger Agreement, on December 17, 2012, we entered into a Note Purchase Agreement, which we refer to as the Note Purchase Agreement, with Clearwire Communications LLC, which we refer to as Clearwire Communications, Clearwire Finance Inc., which we refer to as Clearwire Finance, and together with Clearwire Communications, which we refer to as the Issuers, and Sprint, in which Sprint agreed to purchase from us at our election up to an aggregate principal amount of $800.0 million of 1.00% Exchangeable Notes due 2018, which we refer to as the Notes, in ten monthly installments of $80.0 million each on the first business day of each month, which we refer to as the Draw Date, beginning January 2013 and through the pendency of the Proposed Merger. The Notes accrue interest at 1.00% per annum and are exchangeable into shares of Class A Common Stock at an exchange rate of 666.67 shares per $1,000 aggregate principal amount of the Notes, which is equivalent to a price of $1.50 per share, subject to anti-dilution protections. Additionally, on the last three Draw Dates (in August, September and October 2013), we can only request that Sprint purchase notes if (i) an agreement has been reached between the parties on the accelerated build out of our wireless broadband network, which we refer to as the Build-Out Agreement, by February 28, 2013, (ii) the Build-Out Agreement is in full force and effect and (iii) we have not breached any of our obligations under the Build-Out Agreement.

Under the terms of the Note Purchase Agreement, the terms of the Notes will be governed by an indenture, which the Issuers expect to enter into on the first Draw Date, which we refer to as the New Indenture. The terms of the New Indenture are substantially similar to the indenture dated as of December 8, 2010, by and among the Issuers, the guarantors named therein and the trustee named therein, governing the Issuers’ existing 8.25% Exchangeable Notes due 2040, which we refer to as the Existing Indenture, which were issued in December 2010. However, under the New Indenture, the Notes will be exchangeable by Sprint and certain of our other equityholders into either our Class A Common Stock, or Class B Common Stock, and Class B units of Clearwire Communications LLC (such Class B units together with the corresponding Class B Common Stock, which we refer to as the Class B Interests) at their election. The Notes will become exchangeable if (a) the Merger Agreement is terminated for any reason (except under circumstances where we would receive, and do not reject, the Sprint Termination Fee), or (b) the Proposed Merger is consummated, at an exchange rate of 666.67 shares per $1,000 aggregate principal amount of Notes (equivalent to a price of $1.50 per share), subject to anti-dilution protections, which we refer to as the Exchange Rate. If the Merger Agreement is terminated under circumstances where we would receive, and do not reject, the Sprint Termination Fee, then $120.0 million principal amount of the Notes will be automatically canceled. In addition, if the Merger Agreement is terminated because the SoftBank Transaction is not consummated, we will have the option to exchange the Notes that remain outstanding at the Exchange Rate for 15 business days following the termination of the SoftBank Transaction. Unlike the terms of the Existing Indenture, the terms of the New Indenture do not include an option to call or redeem the Notes, and Sprint does not have the right to put Notes at specified dates.

The Note Purchase Agreement can be terminated, among other things, by mutual consent, automatically if the required vote to approve the Proposed Merger is not obtained at our stockholders meeting, or if the Merger Agreement is terminated due to a failure of the SoftBank Transaction or a breach of Sprint’s representations, warranties, covenants or agreements thereunder (subject to certain conditions), provided that if the Note Purchase Agreement is terminated due to the Merger Agreement being terminated by reason of a failure of the SoftBank Transaction or because of a breach of any representation, warranty, covenant or agreement by Sprint, then the Note Purchase Agreement will terminate upon the earlier of (i) our exercising our option to exchange the Notes upon such termination and (ii) July 2, 2013; however the Note Purchase Agreement will not terminate on July 2, 2013 if the Build-Out Agreement was reached by February 28, 2013, the Build-Out Agreement is in full force and effect and we have not breached any of our obligations under the Build-Out Agreement.

On December 26, 2012, we notified Sprint of our intention to take the first draw for January 2013 under the Note Purchase Agreement. Following receipt of a proposal from DISH Network Corporation, which we refer to as DISH, we elected on December 28, 2012, to revoke our draw notice prior to receiving any proceeds from the draw to allow us to evaluate DISH’s proposal. Sprint subsequently asserted that it believes that the draw notice is irrevocable and has reserved its rights with respect thereto. We also decided to forego the second draw for February 2013 as the Special Committee continues to evaluate DISH’s proposal. Our election to forego the first two draws under the Note Purchase Agreement has reduced the aggregate principal amount available to $640 million. The Special Committee has not made any determination with respect to any future draws under the Note Purchase Agreement.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

DISH Proposal

After signing the Merger Agreement, Clearwire received an unsolicited, non-binding proposal, which we refer to as the DISH Proposal, from DISH. The DISH Proposal provides for DISH to purchase certain spectrum assets from Clearwire, enter into a commercial agreement with Clearwire and acquire up to all of Clearwire’s common stock for $3.30 per share (subject to minimum ownership of at least 25% and granting of certain governance rights) and provide Clearwire with financing on specified terms. The DISH Proposal is only a preliminary indication of interest and is subject to numerous, material uncertainties and conditions, including the negotiation of multiple contractual arrangements being requested by DISH as well as regulatory approvals. The DISH Proposal provides that it would be withdrawn if we draw any of funds available under the Note Purchase Agreement. Some of the terms in the DISH Proposal, as currently proposed, may not be permitted under the terms of Clearwire’s current legal and contractual obligations. Additionally, our ability to enter into strategic transactions is significantly limited by our current contractual arrangements, including the agreements with Sprint executed on December 17, 2012, which we refer to as the Sprint Agreement, and our existing equityholders’ agreement dated November 28, 2008 as amended on December 8, 2010, which we refer to as the Equityholders’ Agreement.

The Special Committee is currently evaluating the DISH Proposal and engaging in discussions with each of DISH and Sprint, as appropriate. The Special Committee has not made any determination to change its recommendation of the current Sprint transaction. Consistent with our obligations under the Sprint Agreement, we provided Sprint with notice, and the material terms, of the DISH Proposal, and received a response from Sprint that stated, among other things, that Sprint has reviewed the DISH Proposal and believes that it is illusory, inferior to the Sprint transaction and not viable because it cannot be implemented in light of our current legal and contractual obligations. Sprint has stated that the Sprint Agreement would prohibit us from entering into agreements for much of the DISH Proposal.

Liquidity

To date, we have invested heavily in building and maintaining our networks. We have a history of operating losses, and we expect to have significant losses in the future. We do not expect our operations to generate cumulative positive cash flows during the next twelve months.

As of December 31, 2012, we had available cash and short-term investments of approximately $868.6 million. Our current LTE build plan is to have approximately 2,000 LTE sites on air by the end of June 2013, which will satisfy the initial LTE prepayment milestone under the terms of our recently amended agreements with Sprint. Under the amended wholesale agreements with Sprint, we are required to expand our LTE network to 5,000 sites by June 30, 2014. Subject to the availability of funding under the Note Purchase Agreement, our current LTE build plans is to expand our LTE network to 5,000 sites by the end of 2013.

Under our current LTE build plan, we currently expect to satisfy our operating, financing and capital spending needs for the next twelve months using the available cash and short-term investments on hand together with a portion of the remaining borrowing capacity available under the Note Purchase Agreement and with the proceeds of additional vendor financing. As discussed previously, our election to forego the first two draws under the Note Purchase Agreement has reduced the aggregate principal amount available to $640 million and our ability to draw a portion of the funds under the Note Purchase Agreement is subject to certain conditions. Additionally, on the last three Draw Dates (in August, September and October 2013), we can only request that Sprint purchase notes if (i) the Build-Out Agreement has been reached by February 28, 2013, (ii) the Build-Out Agreement is in full force and effect and (iii) we have not breached any of our obligations under the Build-Out Agreement.

By electing to draw on at least three months of borrowing capacity under the Note Purchase Agreement, we would have sufficient cash and borrowing capacity to satisfy the initial LTE prepayment milestone and meet out operating and financing needs for the next twelve months. If the Merger Agreement were to terminate and funding beyond three draws under the Note Purchase Agreement would no longer be available to the Company, without alternative sources of additional capital, we would have to significantly curtail our LTE network build plan as currently contemplated to conserve cash and meet our operating and financing obligations during 2013. If we do not draw on at least three months of borrowing capacity under the Note Purchase Agreement and do not obtain a similar amount of additional financing from alternative sources, we forecast that our cash and short-term investments would be depleted sometime in the fourth quarter of 2013.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Further, if the Proposed Merger fails to close for any reason or the closing takes longer than we expect, we will need to raise substantial additional capital and to secure commitments from additional wholesale partners with significant data capacity needs that generate substantial revenues for us in a timely manner to fully implement our business plans and to be able to meet our financial obligations and continue to operate beyond the next twelve months. The amount of additional capital needed by us if the Proposed Merger fails to close will depend on a number of factors, many of which are outside of our control and subject to a number of uncertainties.

Whether we would be able to successfully fulfill our additional capital needs in a timely manner is uncertain. If the Merger Agreement terminates, we will likely pursue various alternatives for securing additional capital. These alternatives include, among other things, obtaining additional equity and debt financing from a number of possible sources such as new and existing strategic investors, private or public offerings and vendors. However, we face a number of challenges. Our recent equity financings were dilutive to our shareholders and, with the current trading price of our Class A Common Stock, any additional equity financings could result in significant additional dilution for our stockholders and may not generate the proceeds we need. Further, unless we are able to secure the required shareholder approvals to increase the number of authorized shares under our Certificate of Incorporation, we may not have enough authorized, but unissued shares available to raise sufficient additional capital through an equity financing. With our existing level of indebtedness, including the amount of any financing drawn by us under the Note Purchase Agreement, if any, and our inability to issue additional secured indebtedness under our existing indentures, additional debt financings may not be available on acceptable terms or at all. Even if additional debt financings are available, they could increase our future financial commitments, including aggregate interest payments on our existing and new indebtedness, to levels that we find difficult to support. Other sources of additional capital could include, among other things, a sale of certain of our assets that we believe are not essential for our business, such as excess spectrum. However, our ability to consummate a sale of assets that would generate sufficient proceeds to meet our capital needs on acceptable terms in a timely manner or at all is uncertain.

If the Merger Agreement terminates and we are unable to raise sufficient additional capital to fulfill our funding needs in a timely manner, or we fail to generate sufficient additional revenue from our wholesale and retail businesses to meet our obligations beyond the next twelve months, our business prospects, financial condition and results of operations will likely be materially and adversely affected, substantial doubt may arise about our ability to continue as a going concern and we will be forced to consider all available alternatives, including a financial restructuring, which could include seeking protection under the provisions of the United States Bankruptcy Code.

2.	Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as U.S. GAAP, and pursuant to the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC. The following is a summary of our significant accounting policies:

Principles of Consolidation — The consolidated financial statements include all of the assets, liabilities and results of operations of our wholly-owned subsidiaries, and subsidiaries we control or in which we have a controlling financial interest. Investments in entities that we do not control and are not the primary beneficiary, but for which we have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. All intercompany transactions are eliminated in consolidation.

Non-controlling interests on the consolidated balance sheets include third-party investments in entities that we consolidate, but do not wholly own. We classify our non-controlling interests as part of equity and we allocate net loss, other comprehensive income (loss) and other equity transactions to our non-controlling interests in accordance with their applicable ownership percentages. We also continue to attribute our non-controlling interests their share of losses even if that attribution results in a deficit non-controlling interest balance. See Note 15, Stockholders’ Equity, for further information.

Financial Statement Presentation —

We have reclassified certain prior period amounts to conform with the current period presentation.

Information about operating segments is based on our internal organization and reporting of revenue and operating loss based upon internal accounting methods. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in

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deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Chief Executive Officer.

We operate with a single reportable segment as a provider of 4G wireless broadband services in the United States.

As of December 31, 2012, the dispositions of the assets and liabilities related to our discontinued operations had been completed. See Note 18, Discontinued Operations, for further discussion. Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations.

Use of Estimates — Preparing financial statements in conformity with U.S. GAAP requires management to make complex and subjective judgments. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our subscribers and information available from other outside sources, as appropriate. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. These factors could have a material impact on our financial statements, the presentation of our financial condition, changes in financial condition or results of operations.

Significant estimates inherent in the preparation of the accompanying financial statements include: impairment analysis of spectrum licenses with indefinite lives, including judgments about when an impairment indicator may or may not have occurred and estimates of the fair value of our spectrum licenses, the recoverability and determination of useful lives for long-lived assets, which include property, plant and equipment and other intangible assets, tax valuation allowances and valuation of derivatives.

Cash and Cash Equivalents — Cash equivalents consist of money market mutual funds and highly liquid short-term investments, with original maturities of three months or less. Cash equivalents are stated at cost, which approximates market value. Cash and cash equivalents exclude cash that is contractually restricted for operational purposes. We maintain cash and cash equivalent balances with financial institutions that exceed federally insured limits. We have not experienced any losses related to these balances, and management believes the credit risk related to these balances to be minimal.

Restricted Cash — Restricted cash consists primarily of amounts we have set aside to satisfy certain contractual obligations and is classified as a current or non-current asset based on its designated purpose. The majority of this restricted cash has been designated to satisfy certain lease obligations.

Investments — We have an investment portfolio comprised primarily of U.S. Government and Agency marketable debt securities. We classify marketable debt securities as available-for-sale investments and these securities are stated at their estimated fair value. Our investments are recorded as short-term investments when the original maturities are greater than three months but remaining maturities are less than one year. Our investments with maturities of more than one year are recorded as long-term investments. Unrealized gains and losses are recorded within accumulated other comprehensive income (loss). Realized gains and losses are measured and reclassified from accumulated other comprehensive income (loss) on the basis of the specific identification method.

We account for certain of our investments using the equity method based on our ownership interest and our ability to exercise significant influence. Accordingly, we record our investment initially at cost and we adjust the carrying amount of the investment to recognize our share of the earnings or losses of the investee each reporting period. We cease to recognize investee losses when our investment basis is zero. At December 31, 2012 and 2011, our balance in equity method investees was $0 and $8.3 million, respectively, and was recorded in Other assets on the consolidated balance sheets.

We recognize realized losses when declines in the fair value of our investments below their cost basis are judged to be other-than-temporary. In determining whether a decline in fair value is other-than-temporary, we consider various factors including market price, investment ratings, the financial condition and near-term prospects of the issuer, the length of time and the extent to which the fair value has been less than the cost basis, and our intent and ability to hold the investment until maturity or for a period of time sufficient to allow for any anticipated recovery in market value. If it is judged that a decline in fair value is other-than-temporary, a realized loss equal to the decline is reflected in the consolidated statement of operations, and a new cost basis in the investment is established.

Fair Value Measurements — Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, we consider the principal or most advantageous market in which the asset or liability would transact, and if necessary, consider assumptions that market participants would use when pricing the asset or liability.

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The accounting guidance for fair value measurement requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. Financial assets and financial liabilities are classified in the hierarchy based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in less active markets; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3:	Unobservable inputs that are significant to the fair value measurement and cannot be corroborated by market data.

If listed prices or quotes are not available, fair value is based upon internally developed or other available models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to interest rate curves, volatilities, equity prices, and credit curves. We use judgment in determining certain assumptions that market participants would use in pricing the financial instrument, including assumptions about discount rates and credit spreads. The degree of management judgment involved in determining fair value is dependent upon the availability of observable market parameters. For assets or liabilities that trade actively and have quoted market prices or observable market parameters, there is minimal judgment involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability and reliability of quoted prices or observable data. See Note 12, Fair Value, for further information.

Accounts Receivable — Accounts receivables are stated at amounts due from subscribers and our wholesale partners net of an allowance for doubtful accounts. See Note 17, Related Party Transactions, for further information regarding accounts receivable balances with related parties.

Inventory — Inventory primarily consists of customer premise equipment, which we refer to as CPE, and other accessories sold to retail subscribers and is stated at the lower of cost or net realizable value. Cost is determined under the average cost method. We record inventory write-downs for obsolete and slow-moving items based on inventory turnover trends and historical experience.

Property, Plant and Equipment — Property, plant and equipment, excluding construction in progress, is stated at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets once the assets are placed in service. Our network construction expenditures are recorded as construction in progress until the network or other asset is placed in service, at which time the asset is transferred to the appropriate property, plant and equipment, which we refer to as PP&E, category. We capitalize costs of additions and improvements, including salaries, benefits and related overhead costs associated with constructing PP&E and interest costs related to construction. The estimated useful life of PP&E is determined based on historical usage of identical or similar equipment, with consideration given to technological changes and industry trends that could impact the network architecture and asset utilization. Leasehold improvements are recorded at cost and amortized over the lesser of their estimated useful lives or the related lease term, including renewals that are reasonably assured. Included within Network and base station equipment is equipment recorded under capital leases which is generally being amortized over the lease term. Maintenance and repairs are expensed as incurred.

PP&E is assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or circumstances exist, we determine the recoverability of the asset’s carrying value by estimating the expected undiscounted future cash flows that are directly associated with and that are expected to arise as a direct result of the use and disposal of the asset. If the expected undiscounted future cash flows are less than the carrying amount of the asset, a loss is recognized for the difference between the fair value of the asset and its carrying value. For purposes of testing impairment, our long-lived assets, including PP&E and intangible assets with definite useful lives, and our spectrum license assets are combined into a single asset group. This represents the lowest level for which there are identifiable

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cash flows which are largely independent of other assets and liabilities, and management believes that utilizing these assets as a group represents the highest and best use of the assets and is consistent with management’s strategy of utilizing our spectrum licenses on an integrated basis as part of our nationwide network. For PP&E, there were no impairment losses recorded in the years ended December 31, 2012, 2011 and 2010.

In addition to the analyses described above, we periodically assess certain assets that have not yet been deployed in our networks, including equipment and cell site development costs, classified as construction in progress. This assessment includes the provision for differences between recorded amounts and the results of physical counts and the provision for excessive and obsolete equipment. See Note 5, Property, Plant and Equipment, for further information.

Internally Developed Software — We capitalize costs related to computer software developed or obtained for internal use, and interest costs incurred during the period of development. Software obtained for internal use has generally been enterprise-level business and finance software customized to meet specific operational needs. Costs incurred in the application development phase are capitalized and amortized over the useful life of the software once the software has been placed in service, which is generally three years. We periodically assess capitalized software costs that have not been placed in service to determine whether any projects are no longer expected to be completed. The capitalized cost associated with any projects that are not expected to be completed are written down. Costs recognized in the preliminary project phase and the post-implementation phase, as well as maintenance and training costs, are expensed as incurred.

Spectrum Licenses — Spectrum licenses primarily include owned spectrum licenses with indefinite lives and favorable spectrum leases. Indefinite lived spectrum licenses acquired are stated at cost and are not amortized. While owned spectrum licenses in the United States are issued for a fixed time, renewals of these licenses have occurred routinely and at nominal cost. Moreover, we have determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of our owned spectrum licenses and therefore, the licenses are accounted for as intangible assets with indefinite lives. The impairment test for intangible assets with indefinite useful lives consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess. The fair value is determined by estimating the discounted future cash flows that are directly associated with, and that are expected to arise as a direct result of the use and eventual disposition of, the asset. Spectrum licenses with indefinite useful lives are assessed for impairment annually, or more frequently, if an event indicates that the asset might be impaired. We had no impairments for any of the periods presented for indefinite lived intangible assets.

Favorable spectrum leases are stated at cost, net of accumulated amortization, and are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of spectrum leases are amortized on a straight-line basis over their estimated useful lives or lease term, including expected renewal periods, as applicable. There were no impairment losses for favorable spectrum leases in the years ended December 31, 2012, 2011 and 2010.

Other Intangible Assets — Other intangible assets consist of subscriber relationships, trademarks, patents and other, and are stated at cost net of accumulated amortization. Amortization is calculated using either the straight-line method or an accelerated method over the assets’ estimated remaining useful lives. Other intangible assets are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. There were no impairment losses for our other intangible assets in the years ended December 31, 2012, 2011 and 2010.

Derivative Instruments and Hedging Activities — It is our policy that hedging activities are executed only to manage exposures arising in the normal course of business and not for the purpose of creating speculative positions or trading. We record all derivatives on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and whether it qualifies for hedge accounting.

During 2010, we issued exchangeable notes that included embedded exchange options, which we refer to as the Exchange Options, which qualified as derivative instruments and are required to be accounted for separately from the host debt instruments and recorded as derivative financial instruments at fair value. The embedded Exchange Options do not qualify for hedge accounting, and as such, all future changes in the fair value of these derivative instruments will be recognized currently in earnings until such time as the Exchange Options are exercised or expire. See Note 11, Derivative Instruments, for further information.

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In addition, in the event of an issuance of new equity securities or securities exchangeable or convertible into capital stock, which we refer to as New Securities, certain existing equityholders are entitled to pre-emptive rights which allow them to purchase their pro-rata share of the New Securities at the issuance price less any underwriting discounts. This right is considered a derivative that is required to be recorded at fair value. See Note 11, Derivative Instruments, for further information.

Debt Issuance Costs — Debt issuance costs are initially capitalized as a deferred cost and amortized to interest expense under the effective interest method over the expected term of the related debt. Unamortized debt issuance costs related to extinguishment of debt are expensed at the time the debt is extinguished and recorded in other income (expenses), net in the consolidated statements of operations. Unamortized debt issuance costs are considered long-term and recorded in Other assets in the consolidated balance sheets.

Interest Capitalization — We capitalize interest related to the construction of our network infrastructure assets, as well as the development of software for internal use. Capitalization of interest commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases when the construction is substantially complete and available for use or when we suspend substantially all construction activity. Interest is capitalized on construction in progress and software under development. Interest capitalization is based on rates applicable to borrowings outstanding during the period and the balance of qualified assets under construction during the period. Capitalized interest is reported as a cost of the network assets or software assets and depreciated over the useful lives of those assets. See Note 5, Property, Plant and Equipment.

Income Taxes — We record deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities using the tax rates expected to be in effect when the temporary differences reverse. Deferred tax assets are also recorded for net operating loss, capital loss, and tax credit carryforwards. Valuation allowances, if any, are recorded to reduce deferred tax assets to the amount considered more likely than not to be realized. We also apply a recognition threshold that a tax position is required to meet before being recognized in the financial statements. Our policy is to recognize any interest related to unrecognized tax benefits in interest expense or interest income. We recognize penalties as additional income tax expense.

Revenue Recognition — We primarily earn revenue by providing access to our high-speed wireless networks. Also included in revenue are sales of CPE and additional add-on services. In our 4G mobile broadband markets, we offer our services through retail channels and through our wholesale partners. We believe that the geographic diversity of our retail subscriber base minimizes the risk of incurring material losses due to concentration of credit risk. Sprint, our major wholesale customer, accounts for substantially all of our wholesale revenues to date, and comprise approximately 36% of total revenues during the year ended December 31, 2012.

Revenue consisted of the following (in thousands):

	For the Year Ended December 31,
	2012	2011	2010
Retail revenue	$795,632	$758,254	$480,761
Wholesale revenue	468,469	493,661	50,593
Other revenue	593	1,551	3,749

Total revenues	$1,264,694	$1,253,466	$535,103

Revenue from retail subscribers is billed one month in advance and recognized ratably over the service period. Revenues associated with the sale of CPE and other equipment is recognized when title and risk of loss is transferred. Billed shipping and handling costs are classified as revenue.

Revenue arrangements with multiple deliverables are divided into separate units and, where available, revenue is allocated using vendor-specific objective evidence or third-party evidence of the selling prices; otherwise estimated selling prices are utilized. Any revenue attributable to the delivered elements is recognized currently in revenue and any revenue attributable to the undelivered elements is deferred and will be recognized as the undelivered elements are expected to be delivered over the remaining term of the agreements.

With the exception of the Universal Service Fee, which we refer to as USF, a regulatory surcharge, taxes and other fees collected from customers are excluded from revenues. USF is recorded on a gross basis and included in revenues when billed to

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customers. USF recorded to revenue for the years ended December 31, 2012, 2011 and 2010 were $2.8 million, $3.9 million and $2.7 million, respectively.

For 2012, substantially all of our wholesale revenues were derived from our agreements with Sprint. In November 2011, we entered into the November 2011 4G MVNO Amendment. As a result, the minimum payments under the previous amendment to the 4G MVNO agreement entered into with Sprint in April 2011 were replaced with the provisions of the November 2011 4G MVNO Amendment. Under the November 2011 4G MVNO Amendment, Sprint is paying us $925.9 million for unlimited 4G mobile WiMAX services for resale to its retail subscribers in 2012 and 2013, approximately two-thirds of which was paid for service provided in 2012, and the remainder will be paid for service provided in 2013. Of the $925.9 million, $175.9 million will be paid as an offset to principal and interest due under a $150.0 million promissory note (see Note 17, Related Party Transactions) issued by us to Sprint. Of the amount due, $900.0 million will be recognized on a straight-line basis over 2012 and 2013 and the remaining $25.9 million will be recorded as an offset to the interest cost associated with the promissory note. As part of the November 2011 4G MVNO Amendment, we also agreed to: the elimination of device minimum fees after 2011; and usage based pricing for WiMAX services after 2013 and for LTE service beginning in 2012.

In 2011, revenues from wholesale subscribers were billed one month in arrears and were generally recognized as they are earned, based on terms defined in our commercial agreements with our wholesale partners. For 2011, substantially all of our wholesale revenues were derived from our agreement with Sprint. Under that agreement, revenues were earned as Sprint utilized our network, with usage-based pricing that included volume discounts.

Advertising Costs — Advertising costs are expensed as incurred or the first time the advertising occurs. Advertising expense was $69.7 million, $76.4 million and $213.9 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Net Loss per Share — Basic net loss per Class A common share is computed by dividing Net loss attributable to Clearwire Corporation by the weighted-average number of Class A Common Stock outstanding during the period. Diluted net loss per Class A common share is computed by dividing Net loss attributable to Clearwire Corporation by the weighted-average number of Class A Common Stock and dilutive Class A Common Stock equivalents outstanding during the period. Class A Common Stock equivalents generally consist of the Class A Common Stock issuable upon the exercise of outstanding stock options, warrants and restricted stock using the treasury stock method. The effects of potentially dilutive Class A Common Stock equivalents are excluded from the calculation of Diluted net loss per Class A common share if their effect is antidilutive. We have two classes of common stock, Class A and Class B. The potential exchange of Clearwire Communications LLC Class B common interests, which we refer to as Class B Common Interests, together with Class B Common Stock, for Class A Common Stock may have a dilutive effect due to certain tax effects. On an “if converted” basis, shares issuable upon the conversion of the exchangeable notes may also have a dilutive effect. See Note 16, Net Loss Per Share, for further information.

Operating Leases — We have operating leases for spectrum licenses, towers and certain facilities, and equipment for use in our operations. Certain of our spectrum licenses are leased from third-party holders of Educational Broadband Service, which we refer to as EBS, spectrum licenses granted by the FCC. EBS licenses authorize the provision of certain communications services on the EBS channels in certain markets throughout the United States. We account for these spectrum leases as executory contracts which are similar to operating leases. Signed leases which have unmet conditions required to become effective are not amortized until such conditions are met and are included in spectrum licenses in the accompanying consolidated balance sheets, if such leases require upfront payments. For leases containing scheduled rent escalation clauses, we record minimum rental payments on a straight-line basis over the term of the lease, including the expected renewal periods as appropriate. For leases containing tenant improvement allowances and rent incentives, we record deferred rent, which is a liability, and that deferred rent is amortized over the term of the lease, including the expected renewal periods as appropriate, as a reduction to rent expense.

We periodically terminate unutilized tower leases, or when early termination is not available under the terms of the lease, we advise our landlords of our intention not to renew. At the time we notify our landlords of our intention not to renew, we recognize a cease-to-use tower lease liability based on the remaining lease rentals adjusted for any prepaid or deferred rent recognized under the lease, reduced by estimated sublease rentals, if any, that could be reasonably obtained for the property. See Note 3, Charges Related to Cost Savings Initiatives, for further discussion.

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Recent Accounting Pronouncements

The following accounting pronouncements were adopted during the year ended December 31, 2012:

In May 2011, the Financial Accounting Standards Board, which we refer to as the FASB, issued new accounting guidance amending fair value measurement to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards. We adopted the new accounting guidance on January 1, 2012. As the new accounting guidance primarily amended the disclosure requirements related to fair value measurement, the adoption did not have any impact on our financial condition or results of operations.

In June 2011, the FASB issued new accounting guidance on the presentation of other comprehensive income, which was subsequently revised in December 2011. The new guidance eliminates the current option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. Instead, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. We adopted the new accounting guidance on January 1, 2012 which resulted in reporting the components of comprehensive loss in the consolidated statements of comprehensive loss, rather than in the consolidated statements of stockholders’ equity, as previously reported, including retrospective presentation for all periods presented.

In July 2012, the FASB issued new accounting guidance amending impairment testing for indefinite-lived intangible assets. The objective of these amendments is to reduce the cost and complexity of performing impairment tests for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. The amendments permit an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test. The new accounting guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. We elected early adoption of the new accounting guidance as permitted and it had no impact on our financial condition or results of operations.

The following accounting pronouncements were issued by the FASB during the year ended December 31, 2012:

In October 2012, the FASB issued accounting guidance containing technical corrections and improvements to the Accounting Standards Codification, which we refer to as the Codification. The technical corrections are relatively minor corrections and clarifications. These corrections, which affect various Codification topics and apply to all reporting entities within the scope of those topics, are divided into three main categories: (1) Source literature amendments which carry forward the original intent of certain pre-Codification authoritative literature that was inadvertently altered during the Codification process; (2) Guidance clarification and reference corrections which resulted in changes to wording and references to avoid misapplication or misinterpretation of guidance; and (3) Relocated guidance which moved guidance from one part of the Codification to another to correct instances in which the scope of pre-Codification guidance may have been unintentionally narrowed or broadened during the Codification process. The guidance also made conforming changes for the use of the term “fair value” in certain pre-Codification standards. The FASB did not provide transition guidance for Codification amendments that are not expected to change current practice. However, it did for those amendments that are more substantive and these will be effective for fiscal periods beginning after December 15, 2012. We are still evaluating the impact these technical corrections will have, if any, on our financial condition or results of operations.

3.	Charges Resulting from Cost Savings Initiatives

In connection with our cost savings initiatives, since the beginning of 2011, a total of approximately 5,800 unutilized tower leases have either been terminated or when early termination was not available under the terms of the lease, we advised our landlords of our intention not to renew. In connection with this lease termination initiative, we incurred lease termination costs and recognized a cease-to-use tower lease liability based on the remaining lease rentals (including contractual rent escalations) for leases subject to termination actions, reduced by estimated sublease rentals, if any. The charge for lease termination activities is net of previously recorded deferred rent liabilities associated with these leases and includes cancellation fees. In addition, where our current contract requires us to continue payments for certain executory costs for the remaining terms of these leases, we have accrued a liability for such costs. See Note 5, Property, Plant and Equipment for a description of the write down of costs for projects classified as construction in progress related to the above leases.

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Charges by type of cost and reconciliation of the associated accrued liability were as follows (in thousands):

	Lease and Other Contract Termination Costs (1)	Employee Termination Costs	Other Exit Costs	Total
Costs incurred and charged to expense during:
Year ended December 31, 2010	$1,209	$10,494	$—	$11,703
Year ended December 31, 2011	155,643	9,404	420	165,467
Year ended December 31, 2012	59,874	505	—	60,379

Cumulative cost incurred to date (2)	$216,726	$20,403	$420	$237,549

Accrued liability as of December 31, 2011	$164,403	$1,597	$—	$166,000
Costs incurred, excluding non-cash credits	59,874	505	—	60,379
Cash and share payments	(59,885)	(2,043)	—	(61,928)

Accrued liability as of December 31, 2012 (3)	$164,392	$59	$—	$164,451

(1)	Lease and other contract termination costs for the year ended December 31, 2011 include non-cash credits of $43.2 million representing the reversal of deferred rent balances at the cease-use date and $37.8 million of accrued executory costs relating to unused tower sites where our current contract requires us to continue payments for the remaining term. The costs for the year ended December 31, 2012 include accrued executory costs of $5.5 million. Costs for the year ended December 31, 2012 also included $25.0 million for the elimination of the remaining estimated sublease rental income from the liability computation and fully incorporated contractual rent escalations.
(2)	Total costs for these activities are not expected to be significantly different from those incurred to date.
(3)	$1.7 million is recorded within Accounts payable and accrued expenses, $48.4 million is recorded as Other current liabilities and $114.3 million is recorded as Other long-term liabilities on the consolidated balance sheets. With the exception of the elimination of remaining estimated sublease rental income from the liability computation and fully incorporating contractual rent escalations, there were no other significant adjustments to the liability during the year.

For the year ended December 31, 2012, $55.2 million was recorded as Cost of goods and services and network costs and $5.2 million was recorded as Selling, general and administrative expenses. For the year ended December 31, 2011, $145.9 million was recorded as Cost of goods and services and network costs and $19.6 million was recorded as Selling, general and administrative expenses. For the year ended December 31, 2010, the entire expense of $11.7 million was recorded as Selling, general and administrative expenses.

4.	Investments

Investments as of December 31, 2012 and 2011 consisted of the following (in thousands):

	December 31, 2012				December 31, 2011
		Gross Unrealized				Gross Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
Short-term
U.S. Government and Agency Issues	$675,024	$88	$—	$675,112	$215,627	$36	$(8)	$215,655

We owned Auction Market Preferred securities issued by a monoline insurance company which were perpetual and did not have a final stated maturity. Our Auction Market Preferred securities were fully written down and had no carrying value at December 31, 2011. During the first quarter of 2012, we sold the Auction Market Preferred securities and recorded a gain of $3.3 million to Other income (expense), net on the consolidated statements of operations representing the total proceeds received. We no longer own any collateralized debt obligations or Auction Market Preferred securities.

No other-than-temporary impairment losses were recorded for the years ended December 31, 2012, 2011 or 2010.

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5.	Property, Plant and Equipment

Property, plant and equipment as of December 31, 2012 and 2011 consisted of the following (in thousands):

	Useful	December 31,
	Lives (Years)	2012	2011
Network and base station equipment	5-15	$3,396,376	$3,350,696
Customer premise equipment	2	45,376	82,545
Furniture, fixtures and equipment	3-5	480,160	450,254
Leasehold improvements	Lesser of useful life or lease term	30,142	46,435
Construction in progress	N/A	156,630	262,761

		4,108,684	4,192,691
Less: accumulated depreciation and amortization		(1,849,680)	(1,178,414)

		$2,259,004	$3,014,277

	Year Ended December 31,
	2012	2011	2010
Supplemental information (in thousands):
Capitalized interest	$6,598	$18,823	$208,595
Depreciation expense	$749,765	$665,344	$427,850

We have entered into lease arrangements related to our network construction and equipment that meet the criteria for capital leases. At December 31, 2012 and 2011, we have recorded capital lease assets with an original cost of $112.8 million and $81.2 million, respectively, within network and base station equipment.

Construction in progress is primarily composed of costs incurred during the process of completing network projects not yet placed in service. The balance at December 31, 2012 included $93.3 million of costs related to completing network projects not yet place in service, $60.8 million of network and base station equipment not yet assigned to a project and $2.5 million of costs related to information technology, which we refer to as IT, and other corporate projects.

Charges associated with Property, plant and equipment

We periodically assess assets that have not yet been deployed in our networks, including equipment and cell site development costs, classified as construction in progress. We evaluate for losses related to (1) shortage, or loss incurred in deploying such equipment, (2) reserve for excessive and obsolete equipment not yet deployed in the network, and (3) abandonment of network and corporate projects no longer expected to be deployed. In addition to charges incurred in the normal course of business, this assessment includes evaluating the impact of changes in our business plans and strategic network plans on those assets.

During the year ended December 31, 2012, we solidified our LTE network architecture, including identifying the sites at which we expect to overlay LTE technology in the first phase of our deployment. Any projects that are not required to deploy LTE technology at those sites, or that are no longer viable due to the development of the LTE network architecture, were abandoned and the related costs written down. In addition, any network equipment not required to support our network deployment plans or sparing requirements were written down to estimated salvage value.

During the year ended December 31, 2011, in connection with our plan to deploy LTE alongside our existing WiMAX network and the shift in management’s strategic network deployment plans to focus on areas with high usage concentration, any projects that no longer fit within the deployment plans were abandoned and the related costs were written down to salvage value. Additionally, in connection with our savings initiatives, we continually review our tower leases and evaluate whether such towers fit within management’s deployment plans. In connection therewith, certain tower leases have been terminated, and when early termination was not available under the terms of the lease, we advised our landlords of our intention not to renew.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The costs for projects included in construction in progress related to leases for which we have initiated such terminations were written down. See Note 3, Charges Resulting from Cost Savings Initiatives, for a discussion of the costs associated with lease terminations.

We incurred the following charges associated with PP&E for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Abandonment of network projects no longer meeting strategic network plans	$81,642	$397,204	$180,001
Abandonment of network projects associated with terminated leases	—	233,468	—
Abandonment of corporate projects	564	69,669	—

Total loss from abandonment of network and other assets	82,206	700,341	180,001
Charges for disposal and differences between recorded amounts and results of physical counts (1)(2)	30,961	56,188	100,110
Charges for excessive and obsolete equipment (1)	58,613	209,912	65,616

Total losses on property, plant and equipment	$171,780	$966,441	$345,727

(1)	Included in Cost of goods and services and network costs on the consolidated statements of operations.
(2)	For the year ended December 31, 2012, $14.0 million related to retail operations is included in Selling, general and administrative expense on the consolidated statements of operations.

During the third quarter of 2012, based on the LTE equipment vendor selection process and compatibility of existing network equipment, we identified a portion of WiMAX network equipment that we are planning to change or upgrade during our deployment of LTE technology. We concluded that the useful lives of certain WiMAX equipment should be accelerated beginning in the third quarter of 2012. This resulted in the weighted-average remaining useful life of WiMAX network assets to decrease from approximately four years to approximately three years based on the expected date of equipment removal. We will continue to monitor the estimated useful lives of our network assets as our plans evolve.

6.	Spectrum Licenses

Owned and leased spectrum licenses as of December 31, 2012 and 2011 consisted of the following (in thousands):

	December 31, 2012			December 31, 2011
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived owned spectrum	$3,104,129	$—	$3,104,129	$3,098,983	$—	$3,098,983
Spectrum leases and prepaid spectrum	1,370,317	(237,317)	1,133,000	1,364,907	(181,033)	1,183,874
Pending spectrum and transition costs	12,492	—	12,492	15,397	—	15,397

Total spectrum licenses	$4,486,938	$(237,317)	$4,249,621	$4,479,287	$(181,033)	$4,298,254

Indefinite-lived Owned Spectrum Licenses — Spectrum licenses, which are issued on both a site-specific and a wide-area basis, authorize wireless carriers to use radio frequency spectrum to provide service to certain geographical areas in the United States. These licenses are generally acquired as an asset purchase or through a business combination. In some cases, we acquire licenses directly from the governmental authority.

Spectrum Leases and Prepaid Spectrum — We also lease spectrum from third parties who hold the spectrum licenses. These leases are accounted for as executory contracts, which are treated like operating leases. Upfront consideration paid to third-party holders of these leased licenses at the inception of a lease agreement is capitalized as prepaid spectrum lease costs and is expensed over the term of the lease agreement, including expected renewal terms, as applicable. Favorable spectrum leases of $1.0 billion were recorded as an asset as a result of purchase accounting in November 2008 and are amortized over the lease term.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Year Ended December 31,
	2012	2011	2010
Supplemental Information (in thousands):
Amortization of prepaid and other spectrum licenses	$56,554	$55,870	$59,653

As of December 31, 2012, future amortization of spectrum licenses, spectrum leases and prepaid lease costs (excluding pending spectrum and spectrum transition costs) is expected to be as follows (in thousands):

Total
2013	$54,401
2014	54,108
2015	53,351
2016	52,805
2017	51,385
Thereafter	866,950

Total	$1,133,000

7.	Other Intangible Assets

Other intangible assets as of December 31, 2012 and 2011 consisted of the following (in thousands):

		December 31, 2012			December 31, 2011
	Useful lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Subscriber relationships	7 years	$108,275	$(86,040)	$22,235	$108,275	$(70,894)	$37,381
Trade names and trademarks	5 years	3,804	(3,106)	698	3,804	(2,346)	1,458
Patents and other	10 years	3,270	(1,543)	1,727	3,228	(1,217)	2,011

Total other intangibles		$115,349	$(90,689)	$24,660	$115,307	$(74,457)	$40,850

As of December 31, 2012, the future amortization of other intangible assets is expected to be as follows (in thousands):

2013	$12,302
2014	7,737
2015	3,871
2016	326
2017	326
Thereafter	98

Total	$24,660

	Year Ended December 31,
	2012	2011	2010
Supplemental Information (in thousands):
Amortization expense	$16,232	$20,096	$23,933

We evaluate all of our patent renewals on a case by case basis, based on renewal costs.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

8.	Supplemental Information on Liabilities

Current liabilities

Current liabilities consisted of the following (in thousands):

	December 31,
	2012	2011
Accounts payable and accrued expenses:
Accounts payable	$83,701	$65,285
Accrued interest	42,786	39,980
Salaries and benefits	22,010	29,075
Business and income taxes payable	20,363	15,304
Other accrued expenses	8,995	7,528

Total accounts payable and accrued expenses	177,855	157,172

Other current liabilities:
Derivative instruments	5,333	8,240
Deferred revenues (1)	124,466	36,691
Current portion of long-term debt	36,080	26,474
Cease-to-use lease liability (1)(2)	48,425	45,645
Other (1)	13,306	5,706

Total other current liabilities	227,610	122,756

Total	$405,465	$279,928

Other long-term liabilities

Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2012	2011
Deferred rents associated with tower and spectrum leases (1)	$717,741	$555,838
Cease-to-use liability (1)(2)	114,284	117,000
Deferred revenue (1)	83,887	1,207
Other (1)	47,441	45,658

Total	$963,353	$719,703

(1)	See Note 17, Related Party Transactions, for further detail regarding balances with related parties.
(2)	See Note 3, Charges Resulting from Cost Savings Initiatives, for further information.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

9.	Income Taxes

The income tax provision consists of the following for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Current taxes:
Federal	$—	$—	$—
International	—	(59)	161
State	1,800	1,579	700

Total current taxes	1,800	1,520	861
Deferred taxes:
Federal	(182,520)	96,292	—
International	—	—	357
State	(16,679)	9,016	—

Total deferred taxes	(199,199)	105,308	357

Income tax (benefit) provision	$(197,399)	$106,828	$1,218

The income tax rate computed using the federal statutory rates is reconciled to the reported effective income tax rate as follows:

	Year Ended December 31,
	2012	2011	2010
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	0.7	0.7	1.0
Non-controlling interest	(21.3)	(27.5)	(27.6)
Other, net	0.1	(1.4)	0.1
Allocation to items of equity other than other comprehensive income	(1.2)	1.7	—
Valuation allowance	(3.1)	(12.4)	(8.6)

Effective income tax rate	10.2%	(3.9)%	(0.1)%

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Components of deferred tax assets and liabilities as of December 31, 2012 and 2011 were as follows (in thousands):

	December 31,
	2012	2011
Noncurrent deferred tax assets:
Net operating loss carryforward	$553,195	$1,157,983
Capital loss carryforward	221,453	5,818
Other assets	625	2,381

Total deferred tax assets	775,273	1,166,182
Valuation allowance	(458,935)	(1,003,633)

Net deferred tax assets	316,338	162,549

Noncurrent deferred tax liabilities:
Investment in Clearwire Communications	460,834	314,609
Other	(504)	122

Total deferred tax liabilities	460,330	314,731

Net deferred tax liabilities	$143,992	$152,182

We determine deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities using the tax rates expected to be in effect when any temporary differences reverse or when the net operating loss, which we refer to as NOL, capital loss or tax credit carry-forwards are utilized.

As of December 31, 2012, excluding NOL carry-forwards that we permanently will be unable to use (as discussed below), we had United States federal tax NOL carry-forwards of approximately $1.26 billion of which $1.12 billion is subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code. The NOL carry-forwards begin to expire in 2021. We had $255.2 million of tax NOL carry-forwards in foreign jurisdictions; $243.9 million have no statutory expiration date, and $11.3 million begins to expire in 2015. We also have federal capital loss carry-forwards of $583.5 million which is also subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code. The capital loss carry-forwards begin to expire between 2015 and 2017. Our U.S. federal NOL carry-forwards and capital loss carry-forwards in total are subject to the annual limitations imposed under Section 382 of the Internal Revenue Code. We currently do not project that the Company will generate capital gain income to utilize the capital loss carry-forwards. However, if the Company generates sufficient capital gain income to enable utilization of capital loss carry-forwards in excess of $382.4 million, then NOL carry-forwards of up to $201.1 million may no longer be available to offset future taxable income.

We have recorded a valuation allowance against our deferred tax assets to the extent that we determined that it is more likely than not that these items will either expire before we are able to realize their benefits or that future deductibility is uncertain. As it relates to the United States tax jurisdiction, we determined that our temporary taxable difference associated with our investment in Clearwire Communications LLC, which we refer to as Clearwire Communications, will not fully reverse within the carry-forward period of the NOLs and accordingly does not represent relevant future taxable income.

Time Warner Cable Inc., which we refer to as Time Warner Cable, exchanged 46.4 million Class B Common Interests, and a corresponding number of shares of Class B Common Stock, for an equal number of shares of Class A Common Stock, and which we refer to as the Time Warner Exchange, on September 13, 2012. Comcast Corporation, which we refer to as Comcast, exchanged 88.5 million Class B Common Interests and a corresponding number of shares of Class B Common Stock for an equal number of shares of Class A Common Stock, which we refer to as the Comcast Exchange, on September 27, 2012, BHN Spectrum Investments, LLC, which we refer to as Bright House, exchanged 8.5 million Class B Common Interests and a corresponding number of shares of Class B Common Stock for an equal number of shares of Class A Common Stock, which we refer to as the Bright House Exchange, on October 17, 2012. The Time Warner Exchange, Comcast Exchange and Bright House Exchange resulted in significant changes to the financial statement and tax basis, respectively, that Clearwire has in its interest in Clearwire Communications, as well as, an increase in the amount of temporary differences which will reverse within the NOL carryforward period (see discussion below).

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Our deferred tax assets primarily represent NOL carry-forwards associated with Clearwire’s operations prior to the formation of the Company on November 28, 2008 and the portion of the partnership losses allocated to Clearwire after the formation of the Company. The Company is subject to a change in control test under Section 382 of the Internal Revenue Code, that if met, would limit the annual utilization of any pre-change in control NOL carryforward as well as the ability to use certain unrealized built in losses as future tax deductions. We believe that the Comcast Exchange, which occurred on September 27, 2012, when combined with other issuances of our Class A Common Stock and certain third party investor transactions involving our Class A Common Stock since December 13, 2011, resulted in a change in control under Section 382 of the Internal Revenue Code. As a result of this change in control and the change in control that occurred on December 13, 2011, we believe that we permanently will be unable to use a significant portion of our NOL carry-forwards and credit carry-forwards, which are collectively referred to as tax attributes, that arose before the change in control to offset future taxable income. As a result of the annual limitations under Sections 382 and 383 of the Internal Revenue Code on the utilization of tax attributes following an ownership change, it was determined that approximately $2.11 billion of United States NOL carry-forwards will expire unutilized. The United States tax attributes are presented net of these limitations. In addition, subsequent changes of ownership for purposes of Sections 382 and 383 of the Internal Revenue Code could further diminish our use of remaining United States tax attributes.

We have recognized a deferred tax liability for the difference between the financial statement carrying value and the tax basis of the partnership interest. As it relates to the United States tax jurisdiction, we determined that our temporary taxable difference associated with our investment in the partnership will not completely reverse within the carry-forward period of the NOLs. The portion of such temporary difference that will reverse within the carry-forward period of the NOLs represents relevant future taxable income. Management has reviewed the facts and circumstances, including the history of NOLs, projected future tax losses, and determined that it is appropriate to record a valuation allowance against the portion of our deferred tax assets that are not deemed realizable. As a result of the Time Warner Exchange, the Comcast Exchange and the Bright House Exchange, there was an increase in the amount of temporary difference which will reverse within the NOL carry-forward period. Therefore, management determined that it was appropriate to reduce the valuation allowance recorded against our deferred tax assets, along with recording a corresponding deferred tax benefit for our continuing operations. The income tax benefit reflected in our condensed consolidated statements of operations for continuing operations primarily reflects United States deferred taxes net of certain state taxes.

We file income tax returns for Clearwire and our subsidiaries in the United States federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2012, the tax returns for Clearwire for the years 2003 through 2011 remain open to examination by the Internal Revenue Service and various state tax authorities.

During 2012, we completed the sale of our operations in Spain, Germany and Belgium (See Note 18, Discontinued Operations, for further information). As a result, certain intercompany loans related to our international operations are considered uncollectible for United States federal income tax purposes and, as a result, there was an increase to our deferred tax liability of approximately $167.2 million along with a corresponding deferred tax expense for our discontinued operations. The increase to deferred tax assets as a result of the additional tax losses was fully offset by a corresponding increase to the valuation allowance recorded against our deferred tax assets.

Our policy is to recognize any interest related to unrecognized tax benefits in interest expense or interest income. We recognize penalties as additional income tax expense. As of December 31, 2012, we had no material uncertain tax positions and therefore accrued no interest or penalties related to uncertain tax positions.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

10.	Long-term Debt, Net

Long-term debt at December 31, 2012 and 2011 consisted of the following (in thousands):

	December 31, 2012
	Interest Rates	Effective Rate (1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
2015 Senior Secured Notes	12.00%	12.92%	2015	$2,947,494	$(27,900)	$2,919,594
2016 Senior Secured Notes	14.75%	15.36%	2016	300,000	—	300,000
Second-Priority Secured Notes	12.00%	12.42%	2017	500,000	—	500,000
Exchangeable Notes	8.25%	16.93%	2040	629,250	(165,050)	464,200
Vendor Financing Notes (3)	LIBOR based (2)	6.37%	2014/2015	32,056	(51)	32,005
Capital lease obligations and other (3)				91,638	—	91,638

Total debt, net				$4,500,438	$(193,001)	4,307,437

Less: Current portion of Vendor Financing Notes and capital lease obligations and other (4)						(36,080)

Total long-term debt, net						$4,271,357

(1)	Represents weighted average effective interest rate based on year-end balances.
(2)	Coupon rate based on 3-month LIBOR plus a spread of 5.50% (secured) and 7.00% (unsecured). Included in the balance are unsecured notes with par amount of $4.6 million at December 31, 2012.
(3)	As of December 31, 2012, par amount of approximately $118.8 million is secured by assets classified as Network and base station equipment. The remaining par amount is unsecured.
(4)	Included in Other current liabilities on the consolidated balance sheet.

	December 31, 2011
	Interest Rates	Effective Rate (1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
2015 Senior Secured Notes	12.00%	12.92%	2015	$2,947,494	$(35,272)	$2,912,222
Second-Priority Secured Notes	12.00%	12.42%	2017	500,000	—	500,000
Exchangeable Notes	8.25%	16.66%	2040	729,250	(209,259)	519,991
Vendor Financing Notes (3)	LIBOR based (2)	6.19%	2014/2015	48,379	(103)	48,276
Capital lease obligations (3)				65,590	—	65,590

Total debt, net				$4,290,713	$(244,634)	4,046,079

Less: Current portion of Vendor Financing Notes and capital lease obligations (4)						(26,474)

Total long-term debt, net						$4,019,605

(1)	Represents weighted average effective interest rate based on year-end balances.
(2)	Coupon rate based on 3-month LIBOR plus a spread of 5.50%.
(3)	As of December 31, 2011, par amount of approximately $114.0 million is secured by assets classified as Network and base station equipment.
(4)	Included in Other current liabilities on the consolidated balance sheet.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Notes

2015 Senior Secured Notes — During the fourth quarter of 2009, Clearwire Communications completed offerings of $2.52 billion 12% senior secured notes due 2015, which we refer to as the 2015 Senior Secured Notes. The 2015 Senior Secured Notes provide for bi-annual payments of interest in June and December. In connection with the issuance of the 2015 Senior Secured Notes, we also issued $252.5 million of notes to Sprint and Comcast with identical terms as the 2015 Senior Secured Notes in replacement of equal amounts of indebtedness under the senior term loan facility.

During December 2010, Clearwire Communications issued an additional $175.0 million of 2015 Senior Secured Notes with substantially the same terms.

The holders of the 2015 Senior Secured Notes have the right to require us to repurchase all of the notes upon the occurrence of certain change of control events or a sale of certain assets, at a price of 101% of the principal amount or 100% of the principal amount, respectively, plus any unpaid accrued interest to the repurchase date. Change of control excludes a change of control by permitted holders including, but not limited to, Sprint, any of its successors and its respective affiliates. As of December 1, 2012, we may redeem all or a part of the 2015 Senior Secured Notes by paying a make-whole premium as stated in the terms, plus any unpaid accrued interest to the repurchase date.

Our payment obligations under the 2015 Senior Secured Notes are guaranteed by certain domestic subsidiaries on a senior basis and secured by certain assets of such subsidiaries on a first-priority lien basis. The 2015 Senior Secured Notes contain limitations on our activities, which among other things include incurring additional indebtedness and guarantee indebtedness; making distributions or payment of dividends or certain other restricted payments or investments; making certain payments on indebtedness; entering into agreements that restrict distributions from restricted subsidiaries; selling or otherwise disposing of assets; merger, consolidation or sales of substantially all of our assets; entering transactions with affiliates; creating liens; issuing certain preferred stock or similar equity securities and making investments and acquiring assets.

2016 Senior Secured Notes — In January 2012, Clearwire Communications completed an offering of senior secured notes with a par value of $300.0 million, due 2016 and bearing interest at 14.75%, which we refer to as the 2016 Senior Secured Notes. Clearwire Communications received proceeds of $293.8 million, net of debt issuance costs, from the offering. The 2016 Senior Secured Notes provide for bi-annual payments of interest in June and December.

The holders of the 2016 Senior Secured Notes have the right to require us to repurchase all of the notes upon the occurrence of specific kinds of changes of control at a price of 101% of the principal plus any unpaid accrued interest to the repurchase date. Change of control excludes a change of control by permitted holders including, but not limited to, Sprint, any of its successors and its respective affiliates. Under certain circumstances, Clearwire Communications will be required to use the net proceeds from the sale of assets to make an offer to purchase the 2016 Senior Secured Notes at an offer price equal to 100% of the principal amount plus any unpaid accrued interest.

Our payment obligations under the 2016 Senior Secured Notes are guaranteed by certain domestic subsidiaries on a senior basis and secured by certain assets of such subsidiaries on a first-priority lien basis. The 2016 Senior Secured Notes contain the same limitations on our activities as those of the 2015 Senior Secured Notes.

Second-Priority Secured Notes — During December 2010, Clearwire Communications completed an offering of $500.0 million 12% second-priority secured notes due 2017, which we refer to as the Second-Priority Secured Notes. The Second-Priority Secured Notes provide for bi-annual payments of interest in June and December.

The holders of the Second-Priority Secured Notes have the right to require us to repurchase all of the notes upon the occurrence of certain change of control events or a sale of certain assets at a price of 101% of the principal amount or 100% of the principal amount, respectively, plus any unpaid accrued interest to the repurchase date. Change of control excludes a change of control by permitted holders including, but not limited to, Sprint, any of its successors and its respective affiliates. Prior to December 1, 2013, we may redeem up to 35% of the aggregate principal amount of the Second-Priority Secured Notes at a redemption price of 112% of the aggregate principal amount, plus any unpaid accrued interest to the repurchase date. After December 1, 2014, we may redeem all or a part of the Second-Priority Secured Notes by paying a make-whole premium as stated in the terms, plus any unpaid accrued interest to the repurchase date.

Our payment obligations under the Second-Priority Secured Notes are guaranteed by certain domestic subsidiaries on a senior basis and secured by certain assets of such subsidiaries on a second-priority lien basis. The Second-Priority Secured Notes contain the same limitations on our activities as those of the 2015 Senior Secured Notes.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Exchangeable Notes — During December 2010, Clearwire Communications completed offerings of $729.2 million 8.25% exchangeable notes due 2040, which we refer to as the Exchangeable Notes. The Exchangeable Notes provide for bi-annual payments of interest in June and December. The Exchangeable Notes are subordinated to the 2015 Senior Secured Notes and 2016 Senior Secured Notes and rank equally in right of payment with the Second-Priority Secured Notes.

The holders of the Exchangeable Notes have the right to exchange their notes for Class A Common Stock, at any time, prior to the maturity date. We have the right to settle the exchange by delivering cash or shares of Class A Common Stock, subject to certain conditions. The initial exchange rate for each note is 141.2429 shares per $1,000 note, equivalent to an initial exchange price of approximately $7.08 per share, subject to adjustments upon the occurrence of certain corporate events, which we refer to as the Exchangeable Notes Exchange Rate. Upon exchange, we will not make additional cash payment or provide additional shares for accrued or unpaid interest, make-whole premium or additional interest.

The holders of the Exchangeable Notes have the right to require us to repurchase all of the notes upon the occurrence of a fundamental change, including a change of control, event at a price of 100% of the principal amount plus any unpaid accrued interest to the repurchase date. The holders who elect to exchange the Exchangeable Notes in connection with the occurrence of a fundamental change will be entitled to additional shares that are specified based on the date on which such event occurs and the price paid per share of Class A Common Stock in the fundamental change, with a maximum number of shares issuable per note not to exceed 169.4915 shares per $1,000 note. If our stock price is less than $5.90 per share, subject to certain adjustments, no additional shares shall be added to the exchange rate. In the event the Proposed Merger is consummated, in accordance with the Merger Agreement the right to exchange each $1,000 note shall be changed to the right to exchange such principal amount of Exchangeable Notes into cash equal to the product of the $2.97 per share, which we refer to as the Merger Consideration, multiplied by the Exchangeable Notes Exchange Rate.

The holders of the Exchangeable Notes have the option to require us to repurchase for cash the Exchangeable Notes on December 1, 2017, 2025, 2030 and 2035 at a price equal to 100% of the principal amount of the notes plus any unpaid accrued interest to the repurchase date. On or after December 1, 2017, we may, at our option, redeem all or part of the Exchangeable Notes at a price equal to 100% of the principal amount of the notes plus any unpaid accrued interest to the redemption date.

Our payment obligations under the Exchangeable Notes are guaranteed by certain domestic subsidiaries in the same priority as the Second-Priority Secured Notes.

Upon issuance of the Exchangeable Notes, we recognized a derivative liability representing the embedded exchange feature with an estimated fair value of $231.5 million and an associated debt discount on the Exchangeable Notes. The discount is accreted over the expected life, approximately 7 years, of the Exchangeable Notes using the effective interest rate method. See Note 11, Derivative Instruments, for additional discussion of the derivative liability.

During the first quarter of 2012, Clearwire and Clearwire Communications entered into securities purchase agreements with certain institutional investors, which we refer to as the Exchange Transaction, pursuant to which Clearwire issued 38.0 million shares of Class A Common Stock for an aggregate price of $83.5 million , which we refer to as the Purchase Price, and Clearwire Communications repurchased $100.0 million in aggregate principal amount, plus accrued but unpaid interest, of its Exchangeable Notes for a total price equal to the Purchase Price. Due to the significant discount resulting from the recognition of the exchange options as a separate derivative liability upon the issuance of the Exchange Notes, extinguishment of the Exchangeable Notes in the Exchange Transaction resulted in a loss of $10.1 million recorded in Other income (expense), net of the consolidated statements of operations.

At December 31, 2012, we were in compliance with our debt covenants.

Vendor Financing Notes

We have a vendor financing facility, which we refer to as the Vendor Financing Facility, which allows us to obtain financing by entering into notes, which we refer to as Vendor Financing Notes. The Vendor Financing Notes mature during 2014 and 2015 and the coupon rates are based on 3-month LIBOR plus a spread of 5.50% and 7.00% for secured and unsecured notes, respectively.

Capital Lease Obligations

Certain of our network equipment have been acquired under capital lease facilities. At the inception of the capital lease, the lower of either the present value of the minimum lease payments required by the lease or the fair value of the equipment, is

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

recorded as a capital lease obligation. The initial non-cancelable term of these capital leases are three to twelve years and may include one or more renewal options at the end of the initial lease term that may be exercised at our discretion. Lease payments for the initial lease term and any fixed renewal periods are established at the inception of the lease and interest expense is recognized using the effective interest rate method based on the rate imputed using the contractual terms of the lease.

Our lease agreements may contain change of control provisions. In certain agreements, a change of control may exclude a change of control by permitted holders including, but not limited to, Sprint, any of its successors and its respective affiliates. Other agreements may reference circumstances involving a change of control resulting in Clearwire’s credit rating falling below “Caa1” as rated by Moody’s Investors Service. Upon the occurrence of a change of control, the lessor may require payment of a predetermined casualty value of the leased equipment

Future Payments — For future payments on our long-term debt see Note 13, Commitments and Contingencies.

Interest Expense — Interest expense included in our consolidated statements of operations for the years ended December 31, 2012 , 2011 and 2010 , consisted of the following (in thousands):

	Year Ended December 31,
	2012	2011	2010
Interest coupon (1)	$518,671	$484,599	$346,984
Accretion of debt discount and amortization of debt premium, net (2)	41,386	40,216	14,479
Capitalized interest	(6,598)	(18,823)	(208,595)

Total interest expense	$553,459	$505,992	$152,868

(1)	The year ended December 31, 2012 included $2.5 million of coupon interest relating to the Exchangeable Notes, which was settled in the non-cash Exchange Transaction.
(2)	Includes non-cash amortization of deferred financing fees which are classified as Other assets on the consolidated balance sheets.

11.	Derivative Instruments

The holders’ exchange rights contained in the Exchangeable Notes constitute embedded derivative instruments that are required to be accounted for separately from the debt host instrument at fair value. As a result, upon the issuance of the Exchangeable Notes, we recognized Exchange Options, with an estimated fair value of $231.5 million as a derivative liability. As a result of the Exchange Transaction, $100.0 million in par value of the Exchangeable Notes were retired and the related Exchange Options, with a notional amount of 14.1 million shares, were settled at fair value. The Exchange Options are indexed to Class A Common Stock, have a notional amount of 88.9 million and 103.0 million shares at December 31, 2012 and 2011 , respectively, and mature in 2040.

We do not apply hedge accounting to the Exchange Options. Therefore, gains and losses due to changes in fair value are reported in our consolidated statements of operations. At December 31, 2012 and 2011 , the Exchange Options’ estimated fair value of $5.3 million and $8.2 million , respectively, was reported in Other current liabilities on our consolidated balance sheets. For the years ended December 31, 2012 , 2011 and 2010 , we recognized gains of $1.4 million , $159.7 million and $63.6 million , respectively, from the changes in the estimated fair value in Gains on derivative instruments in our consolidated statements of operations. See Note 12, Fair Value, for information regarding valuation of the Exchange Options.

In addition, in the event of an issuance of New Securities, certain existing equityholders are entitled to the pre-emptive rights which allow them to purchase their pro-rata share of the New Securities at the issuance price less any underwriting discounts. This right is considered a derivative that is required to be recorded at fair value and has a payment provision based on the existing equityholders’ pro-rata ownership interest in Clearwire. We do not apply hedge accounting to this derivative. A portion of the derivative was settled on December 13, 2011 with the issuance of Class B Common Stock and Class B Common Interests to Sprint and we recorded a charge of $15.9 million for the year ended December 31, 2011 in Gains on derivative instruments in our consolidated statements of operations representing the value of the derivative. The fair value of this derivative is determined by, among other things, the probability of a New Securities issuance, the probability that existing equityholders will participate in any new issuance and the extent of their participation, if any.

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12.	Fair Value

The following is a description of the valuation methodologies and pricing assumptions we used for financial instruments measured and recorded at fair value on a recurring basis in our financial statements and the classification of such instruments pursuant to the valuation hierarchy.

Cash Equivalents and Investments

Where quoted prices for identical securities are available in an active market, we use quoted market prices to determine the fair value of investment securities and cash equivalents, and they are classified in Level 1 of the valuation hierarchy. Level 1 securities include U.S. Government Treasury Bills, actively traded U.S. Government Treasury Notes and money market mutual funds for which there are quoted prices in active markets or quoted net asset values published by the money market mutual fund and supported in an active market.

Investments are classified in Level 2 of the valuation hierarchy for securities where quoted prices are available for similar investments in active markets or for identical or similar investments in markets that are not active and we use “consensus pricing” from independent external valuation sources. Level 2 securities include U.S. Government Agency Discount Notes and U.S. Government Agency Notes.

Derivatives

The Exchange Options are classified in Level 3 of the valuation hierarchy. To estimate the fair value of the Exchange Options, we use an income approach based on valuation models, including option pricing models and discounted cash flow models. We maximize the use of market-based observable inputs in the models and develop our own assumptions for unobservable inputs based on management estimates of market participants’ assumptions in pricing the instruments.

We use a trinomial option pricing model to estimate the fair value of the Exchange Options. The inputs include the contractual terms of the instrument and market-based parameters such as interest rate forward curves, stock price and dividend yield. A level of subjectivity is applied to estimate our stock price volatility input. The stock price volatility used in computing fair value of the Exchange Options at December 31, 2012 of 25% is based on our historical stock price volatility giving consideration to our estimates of market participant adjustments for general market conditions as well as company-specific factors such as market trading volume and our expected future performance. Holding all other pricing assumption constant, an increase or decrease of 10% in our estimated stock volatility at December 31, 2012 could result in a loss of $13.3 million , or a gain of $5.3 million , respectively.

The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at December 31, 2012 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$193,455	$—	$—	$193,455
Short-term investments	$375,743	$299,369	$—	$675,112
Other assets — derivative warrant assets	$—	$—	$211	$211
Financial liabilities:
Other current liabilities — derivative liabilities (Exchange Options)	$—	$—	$(5,333)	$(5,333)

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The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at December 31, 2011 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$891,929	$—	$—	$891,929
Short-term investments	$215,655	$—	$—	$215,655
Other assets — derivative warrant assets	$—	$—	$209	$209
Financial liabilities:
Other current liabilities — derivative liabilities (Exchange Options)	$—	$—	$(8,240)	$(8,240)

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the year ended December 31, 2012 (in thousands):

	January 1, 2012	Acquisitions, Issuances and Settlements	Net Realized/ Unrealized Gains Included in Earnings		Net Realized/ Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	December 31, 2012	Net Unrealized Gains (Losses) Included in 2012 Earnings Relating to Instruments Held at December 31, 2012
Other assets:
Derivatives	209	—	2	(1)	—	211	2
Other current liabilities:
Derivatives	(8,240)	1,553	1,354	(1)	—	(5,333)	1,778

(1)	Included in Gain on derivative instruments in the consolidated statements of operations.

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the year ended December 31, 2011 (in thousands):

	January 1, 2011	Acquisitions, Issuances and Settlements	Net Unrealized Gains (Losses) Included in Earnings		Net Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	December 31, 2011	Net Unrealized Gains (Losses) Included in 2011 Earnings Relating to Instruments Held at December 31, 2011
Long-term investments:
Other debt securities	$15,251	$(13,904)	$4,945	(1)	$(6,292)	$—	$—
Other assets:
Derivatives	292	(1,609)	1,526	(2)	—	209	(84)
Other current liabilities:
Derivatives	(167,892)	15,870	143,782	(2)	—	(8,240)	159,652

(1)	Included in Other income (expense), net in the consolidated statements of operations.
(2)	Included in Gain on derivative instruments in the consolidated statements of operations.

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The following is the description of the fair value for financial instruments we hold that are not subject to fair value recognition.

Debt Instruments

The 2015 Senior Secured Notes, the 2016 Senior Secured Notes, the Second-Priority Secured Notes and the Exchangeable Notes are classified as Level 2 of the valuation hierarchy. To estimate the fair value of the 2015 Senior Secured Notes, the 2016 Senior Secured Notes, the Second-Priority Secured Notes and the Exchangeable Notes, we used the average indicative price from several market makers.

To estimate the fair value of the Vendor Financing Notes, we used an income approach based on the contractual terms of the notes and market-based parameters such as interest rates. As a result, they are classified as Level 3 of the valuation hierarchy. A level of subjectivity is applied to estimate the discount rate used to calculate the present value of the estimated cash flows.

The following table presents the carrying value and the approximate fair value of our outstanding debt instruments at December 31, 2012 and 2011 (in thousands):

	December 31, 2012		December 31, 2011
	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes:
2015 Senior Secured Notes	$2,919,594	$3,180,238	$2,912,222	$2,799,820
2016 Senior Secured Notes	$300,000	$414,375	$—	$—
Second-Priority Secured Notes	$500,000	$591,565	$500,000	$425,000
Exchangeable Notes (1)	$464,200	$689,598	$519,991	$446,134
Vendor Financing Notes	$32,005	$31,802	$48,276	$44,133

(1)	Carrying value as of December 31, 2012 and 2011 is net of $165.1 million and $209.3 million discount, respectively, arising from the separation of the Exchange Options from the debt host instrument. The fair value of the Exchangeable Notes incorporates the value of the exchange feature which we have recognized separately as a derivative on our consolidated balance sheets.

13.	Commitments and Contingencies

Future minimum cash payments under obligations for our continuing operations listed below (including all optional expected renewal periods on operating leases) as of December 31, 2012 , are as follows (in thousands):

	Total	2013	2014	2015	2016	2017	Thereafter, including all renewal periods
Long-term debt obligations (1)	$4,408,800	$21,710	$8,052	$2,949,788	$300,000	$500,000	$629,250
Interest payments on long-term debt obligations (1)	2,993,616	511,353	510,234	509,951	156,163	111,913	1,194,002
Operating lease obligations (2)	1,608,258	359,897	355,660	279,144	187,579	119,753	306,225
Operating lease payments for assumed renewal periods (2)	7,873,690	2,414	31,521	110,132	197,886	263,397	7,268,340
Spectrum lease obligations	6,630,476	178,796	181,291	181,810	188,394	203,786	5,696,399
Spectrum service credits and signed spectrum agreements	102,799	4,853	3,896	3,896	3,896	3,896	82,362
Capital lease obligations (3)	135,874	24,771	24,737	23,299	12,418	8,239	42,410
Purchase agreements	148,116	115,292	17,871	6,301	1,899	1,884	4,869

Total	$23,901,629	$1,219,086	$1,133,262	$4,064,321	$1,048,235	$1,212,868	$15,223,857

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(1)	Principal and interest payments beyond 2017 represent potential principal and interest payments on the Exchangeable Notes beyond the expected repayment in 2017.
(2)	Includes executory costs of $51.5 million.
(3)	Payments include $44.2 million representing interest.

Expense recorded related to spectrum and operating leases was as follows (in thousands):

	Year ended December 31,
	2012	2011	2010
Spectrum lease payments	$181,949	$169,353	$179,741
Non-cash spectrum lease expense	90,521	85,666	42,819
Amortization of spectrum leases	54,328	53,674	57,433

Total spectrum lease expense	$326,798	$308,693	$279,993

Operating lease expense	$502,701	$637,688	$473,410

Operating lease obligations — Our commitments for non-cancelable operating leases consist mainly of leased sites, including towers and rooftop locations, and office space. Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Operating leases generally have initial terms of five to seven years with multiple renewal options for additional five -year terms totaling between 20 and 25 years. Operating lease obligations in the table above include all lease payments for the contractual lease term including any remaining future lease payments for leases where notice of intent not to renew has been sent as a result of the lease termination initiatives describe in Note 3, Charges Resulting from Cost Savings Initiatives. Operating lease payments for assumed renewal periods include the expected renewal periods for those leases where renewal is likely. The effect of this change in estimate will be reflected in Cost of goods and services and network costs prospectively over the remaining expected term of the commitment.

Certain of the tower leases specify a minimum number of new leases to commence under a master agreement. Charges are incurred for the minimum commitment and are included in the table above.

Spectrum lease obligations — Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Leased spectrum agreements have terms of up to 30 years and the weighted average remaining lease term at December 31, 2012 was approximately 23 years, including renewal terms. We expect that all renewal periods in our spectrum leases will be renewed by us.

Spectrum service credits — We have commitments to provide Clearwire services to certain lessors in launched markets, and to reimburse lessors for certain capital equipment and third-party service expenditures, over the term of the lease. We accrue a monthly obligation for the services and equipment based on the total estimated available service credits divided by the term of the lease. The obligation is reduced as actual invoices are presented and paid to the lessors. During the years ended December 31, 2012 , 2011 and 2010 we satisfied $3.3 million , $4.5 million and $1.0 million , respectively, related to these commitments. The maximum remaining commitment at December 31, 2012 is $101.8 million and is expected to be incurred over the term of the related lease agreements, which generally range from 15-30 years.

Purchase agreements — Included in the table above are purchase commitments with take-or-pay obligations and/or volume commitments for equipment that are non-cancelable. The table above also includes other obligations we have that include minimum purchase commitments with certain suppliers over time for goods and services regardless of whether suppliers fully deliver them. They include, among other things, agreements for backhaul, subscriber devices and IT related and other services.

In addition, we are party to various arrangements that are conditional in nature and create an obligation to make payments only upon the occurrence of certain events, such as the actual delivery and acceptance of products or services. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no such amounts have been included in the table above. The table above also excludes blanket purchase order amounts where the orders are subject to cancellation or termination at our discretion or where the quantity of goods or services to be purchased or the payment terms are unknown because such purchase orders are not firm commitments.

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Legal proceedings — As more fully described below, we are involved in a variety of lawsuits, claims, investigations and proceedings concerning intellectual property, business practices, commercial and other matters. We determine whether we should accrue an estimated loss for a contingency in a particular legal proceeding by assessing whether a loss is deemed probable and can be reasonably estimated. We reassess our views on estimated losses on a quarterly basis to reflect the impact of any developments in the matters in which we are involved. Legal proceedings are inherently unpredictable, and the matters in which we are involved often present complex legal and factual issues. We vigorously pursue defenses in legal proceedings and engage in discussions where possible to resolve these matters on terms favorable to us, including pursuing settlements where we believe it may be the most cost effective result for the Company. It is possible, however, that our business, financial condition and results of operations in future periods could be materially and adversely affected by increased litigation expense, significant settlement costs and/or unfavorable damage awards.

Consumer Purported Class Actions and Investigation(s)

In April 2009, a purported class action lawsuit was filed against Clearwire U.S. LLC in Superior Court in King County, Washington by a group of five plaintiffs (Chad Minnick, et al.). The lawsuit generally alleges that we disseminated false advertising about the quality and reliability of our services; imposed an unlawful early termination fee, which we refer to as ETF; and invoked allegedly unconscionable provisions of our Terms of Service to the detriment of subscribers. Among other things, the lawsuit seeks a determination that the alleged claims may be asserted on a class-wide basis; an order declaring certain provisions of our Terms of Service, including the ETF provision, void and unenforceable; an injunction prohibiting us from collecting ETFs and further false advertising; restitution of any ETFs paid by our subscribers; equitable relief; and an award of unspecified damages and attorneys’ fees. Plaintiffs subsequently amended their complaint adding seven additional plaintiffs. We removed the case to the United States District Court for the Western District of Washington. On July 23, 2009, we filed a motion to dismiss the amended complaint. The Court stayed discovery pending its ruling on the motion, and on February 2, 2010, granted our motion to dismiss in its entirety. Plaintiffs appealed to the Ninth Circuit Court of Appeals. On March 29, 2011 the Court of Appeals entered an Order Certifying Question to the Supreme Court of Washington requesting guidance on a question of Washington state law. On May 23, 2012, the Washington Supreme Court issued a decision holding that an ETF is a permissible alternative performance provision. The Court of Appeals has stayed the matter. The parties have agreed to settle the lawsuit. On December 19, 2012, the Court granted final approval of the settlement and entered final judgment. On January 18, 2013, objectors appealed the Court’s final judgment and settlement order to the Ninth Circuit Court of Appeals. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements.

In September 2009, a purported class action lawsuit was filed against Clearwire in King County Superior Court, brought by representative plaintiff Rosa Kwan. The complaint alleges we placed unlawful telephone calls using automatic dialing and announcing devices and engaged in unlawful collection practices. It seeks declaratory, injunctive, and/or equitable relief and actual and statutory damages under federal and state law. On October 1, 2009, we removed the case to the United States District Court for the Western District of Washington. The parties stipulated to allow a Second Amended Complaint, which plaintiffs filed on December 23, 2009. We then filed a motion to dismiss the amended complaint. On February 22, 2010, the Court granted our motion to dismiss in part, dismissing certain claims with prejudice and granting plaintiff leave to further amend the complaint. Plaintiff filed a Third Amended Complaint adding additional state law claims and joining Bureau of Recovery, a purported collection agency, as a co-defendant. On January 27, 2011, the court granted the parties’ stipulation allowing plaintiff to file a Fourth Amended Complaint adding two new class representatives. We then filed motions to compel the newly-added customer plaintiffs to arbitrate their individual claims. On January 3, 2012, the Court denied without prejudice our motions to compel arbitration because of factual issues to be resolved at an evidentiary hearing. The parties stipulated to allow a Fifth Amended Complaint. The parties agreed to settle the lawsuit. On December 27, 2012, the Court granted preliminary approval of the settlement. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements. If the Court does not grant final approval of the settlement, this case will remain in the early stages of litigation and its outcome is unknown.

In November 2010, a purported class action lawsuit was filed against Clearwire by Angelo Dennings in the U.S. District Court for the Western District of Washington. The complaint generally alleges we slow network speeds when network demand is highest and that such network management violates our agreements with subscribers and is contrary to the Company’s advertising and marketing claims. Plaintiffs also allege that subscribers do not review the Terms of Service prior to subscribing, and when subscribers cancel service due to network management, we charge an ETF or restocking fee that they claim is unconscionable under the circumstances. The claims asserted include breach of contract, breach of the covenant of good faith

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and fair dealing and unjust enrichment. Plaintiffs seek class certification; unspecified damages and restitution; a declaratory judgment that Clearwire’s ETF and restocking fee are unconscionable under the alleged circumstances; an injunction prohibiting Clearwire from engaging in alleged deceptive marketing and from charging ETFs; interest; and attorneys’ fees and costs. On January 13, 2011, we filed concurrent motions to compel arbitration and in the alternative, to dismiss the complaint for failure to state a claim upon which relief may be granted. In response to Clearwire’s motions, plaintiff abandoned its fraud claim and amended its complaint with fourteen additional plaintiffs in eight separate jurisdictions. Plaintiff further added new claims of violation of Consumer Protection statutes under various state laws. On March 31, 2011, Clearwire filed concurrent motions to (1) compel the newly-added plaintiffs to arbitrate their individual claims, (2) alternatively, to stay this case pending the United States Supreme Court’s decision in AT&T Mobility LLC v. Concepcion, No. 09-893, which we refer to as Concepcion, and (3) to dismiss the complaint for failure to state a claim upon which relief may be granted. Plaintiffs did not oppose Clearwire’s motion to stay the litigation pending Concepcion, and the parties stipulated to stay the litigation. The parties agreed to settle the lawsuit. On December 19, 2012, the Court granted final approval of the settlement and entered final judgment. On January 18, 2013, objectors appealed the Court’s final judgment and settlement order to the Ninth Circuit Court of Appeals. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements.

In March 2011, a purported class action was filed against Clearwire in the U.S. District Court for the Eastern District of California. The case, Newton v. Clearwire, Inc. [sic], alleges Clearwire’s network management and advertising practices constitute breach of contract, unjust enrichment, unfair competition under California’s Business and Professions Code Sections 17200 et seq., and violation of California’s Consumers’ Legal Remedies Act. Plaintiff contends Clearwire’s advertisements of “no speed cap” and “unlimited data” are false and misleading. Plaintiff alleges Clearwire has breached its contracts with customers by not delivering the Internet service as advertised. Plaintiff also claims slow data speeds are due to Clearwire’s network management practices. Plaintiff seeks class certification; declaratory and injunctive relief; unspecified restitution and/or disgorgement of fees paid for Clearwire service; and unspecified damages, interest, fees and costs. On June 9, 2011, Clearwire filed a motion to compel arbitration. The parties agreed to settle the lawsuit. On December 19, 2012, the Court granted final approval of the settlement and entered final judgment. On January 18, 2013, objectors appealed the Court’s final judgment and settlement order to the Ninth Circuit Court of Appeals. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements.

In August 2012, Richard Wuest filed a purported class action against Clearwire in the California Superior Court, San Francisco County. Plaintiff alleges that Clearwire violated California’s Invasion of Privacy Act, Penal Code 630, notably §632.7, which prohibits the recording of communications made from a cellular or cordless telephone without the consent of all parties to the communication. Plaintiff seeks statutory damages and injunctive relief, costs, attorney fees, pre and post judgment interest. Clearwire removed the matter to federal court. On November 2, 2012, Clearwire filed an answer to the complaint. The litigation is in the early stages, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

On September 6, 2012, the Washington State Attorney General’s Office served on Clearwire Corporation a Civil Investigative Demand pursuant to RCW 19.86.110. The demand seeks information and documents in furtherance of the Attorney General Office’s investigation of possible unfair trade practices, failure to properly disclose contractual terms, and misleading advertising. On October 22, 2012, Clearwire responded to the demand.

Purported Shareholder Class Actions: Delaware Actions

On December 12, 2012, stockholder Crest Financial Limited, which we refer to as Crest, filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, Sprint Holdco LLC and Eagle River, purportedly brought on behalf of the public stockholders of the Company. On December 14, 2012, plaintiff filed an amended complaint, and on January 2, 2013, plaintiff filed a second amended complaint. Also, on December 12, 2012, the plaintiff filed a motion seeking an expedited trial. Following a hearing on January 10, 2013, the Court denied the motion to expedite without prejudice. The Court also directed the parties to consolidate this lawsuit with the other Delaware actions described below. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the proposed transaction between Sprint and the Company, that Sprint and Eagle River breached duties owed to the Company’s public stockholders by virtue of their alleged status as controlling stockholders, including with respect to the SoftBank Transaction, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint and Eagle River. The lawsuit also alleges that the Merger Consideration undervalues the Company, and that the controlling stockholders acted to enrich themselves at the expense of the minority stockholders. The lawsuit seeks to permanently enjoin the SoftBank Transaction, permanently enjoin the Proposed Merger, permanently enjoin Sprint from allegedly interfering with the Company’s plans to raise capital or sell its

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spectrum and to recover compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 20, 2012, stockholder Abraham Katsman filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint and SoftBank, purportedly bought on behalf of the public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that SoftBank aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company and that the Proposed Merger was negotiated pursuant to an unfair process. The lawsuit seeks to enjoin the Proposed Merger and, should the Proposed Merger be consummated, rescission of the Proposed Merger, and to recover unspecified rescissory and compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 28, 2012, stockholder Kenneth L. Feigeles filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, Merger Sub and Eagle River, purportedly brought on behalf of the public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that the Company, Sprint, Merger Sub and Eagle River aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, and that the Proposed Merger was negotiated pursuant to an unfair process. The lawsuit seeks to enjoin the Proposed Merger and, should the Proposed Merger be consummated, to rescind the Proposed Merger, and it seeks unspecified rescissory and compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 28, 2012, stockholder Joan Litwin filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, Sprint Holdco and Eagle River, purportedly brought on behalf of the public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint and Eagle River breached duties owed to the Company’s public stockholders by virtue of their alleged status as controlling stockholders, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint, Eagle River and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that Sprint is using its position as controlling stockholder to obtain the Company’s spectrum for itself to the detriment of the public stockholders, and that the directors of the Company allowed the Company to stagnate to benefit Sprint and Eagle River. The lawsuit seeks to enjoin the Proposed Merger and, should the Proposed Merger be consummated, to rescind the Proposed Merger. The lawsuit also seeks to enjoin Sprint from interfering with the Company’s build-out plans or any future sale of spectrum, and seeks unspecified compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On or about January 3, 2013, stockholder David DeLeo filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint and Merger Sub, purportedly brought on behalf of our public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that the Company and Merger Sub aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that Sprint and the directors of the Company misappropriated non-public information that was not disclosed to the plaintiffs, and that the Proposed Merger was negotiated pursuant to an unfair process. The lawsuit seeks a declaratory judgment that the proposed transaction between Sprint and the Company was entered into in breach of Sprint’s fiduciary duties, an injunction preventing the proposed transaction between Sprint and the Company and, should the Proposed Merger be consummated, to rescind the Proposed Merger, and it seeks unspecified rescissory and compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

Purported Shareholder Class Actions: Washington Actions

On December 20, 2012 stockholder Joe Kuhnle filed a putative class action lawsuit in the Superior Court of Washington, King County, against the Company and its directors, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Kuhnle Action. The Kuhnle Action alleges that the directors of the Company breached their

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

fiduciary duties in connection with the Proposed Merger, and that the Company aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The Kuhnle Action also alleges that the Merger Consideration undervalues the Company, that the Proposed Merger was negotiated pursuant to an unfair process, that the deal protection devices favor Sprint to the detriment of the public stockholders, and that the directors of the Company failed to make necessary disclosures in their public filings. The Kuhnle Action seeks a declaratory judgment that the Proposed Merger was entered into in breach of defendants’ fiduciary duties, a preliminary injunction preventing the Proposed Merger and, should the Proposed Merger be consummated, rescission of the Proposed Merger, and to recover unspecified rescissory and compensatory damages. On January 18, 2013, we and the other defendants collectively filed a motion to dismiss or stay the Kuhnle Action in favor of the prior-filed Delaware Actions. On January 18, 2013, we and the other defendants opposed plaintiff’s motion to expedite discovery. On February 11, 2013, the court granted the motion to stay. On January 22, 2013, the parties stipulated to consolidate the three King County lawsuits — the Kuhnle Action, along with both the Millen Action and the Rowe Action (each discussed further below) — into one matter: In Re Clearwire Corporation Shareholder Litigation. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 20, 2012, stockholder Doug Millen filed a putative class action lawsuit in the Superior Court of Washington, King County against the Company and its directors, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Millen Action. The lawsuit alleges that the directors of the Company breached their fiduciary duties owed to the Company’s public stockholders in connection with the Proposed Merger, and that the Company aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that the Proposed Merger was negotiated pursuant to an unfair process, that the deal protection devices favor Sprint to the detriment of the public stockholders, and that the directors of the Company failed to make necessary disclosures in connection with the announcement of the transaction. The lawsuit seeks a declaratory judgment that the Proposed Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the Proposed Merger, and rescission of the Proposed Merger to the extent it has already been consummated. (See the related discussion above under the Kuhnle Action regarding the proposed consolidation of the Millen Action.) This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 31, 2012, stockholder Clinton Rowe filed a putative class action lawsuit in the Superior Court of Washington, King County against the Company, its directors, Sprint and Merger Sub, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Rowe Action. The lawsuit alleges that Sprint and the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, and that the Company, Sprint and Merger Sub aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that the Proposed Merger was negotiated pursuant to an unfair process, and that the directors of the Company did not protect the Company against numerous conflicts of interest. The lawsuit seeks a declaratory judgment that the Proposed Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the Proposed Merger, rescission of the transaction to the extent it has already been implemented, and the imposition of a constructive trust in favor of the plaintiff class upon any benefits improperly received by defendants. (See the related discussion above under the Kuhnle Action regarding the proposed consolidation of the Rowe Action.) This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

In addition to the matters described above, we are often involved in certain other proceedings which seek monetary damages and other relief. Based upon information currently available to us, none of these other claims are expected to have a material effect on our business, financial condition or results of operations.

Indemnification agreements — We are currently a party to indemnification agreements with certain officers and each of the members of our Board of Directors. No liabilities have been recorded in the condensed consolidated balance sheets for any indemnification agreements, because they are neither probable nor estimable.

14.	Share-Based Payments

As of December 31, 2012 , there were 34,661,769 shares available for grant under the Clearwire Corporation 2008 Stock Compensation Plan, which we refer to as the 2008 Plan, which authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, which we refer to as RSUs, performance based RSUs and other stock awards to our employees, directors and consultants. Grants to be awarded under the 2008 Plan will be made available at the discretion of the Compensation Committee of the Board of Directors from authorized but unissued shares, authorized and issued shares reacquired, or a combination thereof. With the adoption of the 2008 Plan, no additional share

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

grants will be granted under the Clearwire Corporation 2007 Stock Compensation Plan or the Clearwire Corporation 2003 Stock Option Plan.

Restricted Stock Units

We grant RSUs and performance based RSUs to certain officers and employees under the 2008 Plan. All RSUs generally have performance and service requirements or service requirements only, with vesting periods ranging from two to four years. The fair value of our RSUs is based on the grant-date fair market value of the common stock, which equals the grant date market price. Performance RSUs awarded in 2012 have one to two years performance periods and were granted once the performance objectives were established in the first quarter of 2012.

A summary of the RSU activity for the years ended December 31, 2012 , 2011 and 2010 is presented below:

	Restricted Stock Units		Weighted- Average Grant Price		Fair Value (In Millions)
	Future Performance and Service Required	Future Service Required	Future Performance and Service Required	Future Service Required	Future Performance and Service Required	Future Service Required
Restricted stock units outstanding — January 1, 2010	—	11,853,194	$—	$4.60
Granted	—	10,523,277	—	6.71	$—	$70.6
Forfeited	—	(3,613,124)	—	5.55
Vested	—	(4,087,694)	—	4.22	$—	$29.5

Restricted stock units outstanding — December 31, 2010	—	14,675,653	$—	$5.99
Granted	—	10,300,239	—	4.06	$—	$44.9
Forfeited	—	(7,985,495)	—	5.46
Vested	—	(6,240,674)	—	5.54	$—	$24.1

Restricted stock units outstanding — December 31, 2011	—	10,749,723	$—	$4.79
Granted	6,619,937	17,857,468	1.96	2.25	$13.0	$40.2
Forfeited	(208,102)	(2,141,799)	1.99	3.32
Vested	—	(4,501,785)	—	4.45	$—	$8.4

Restricted stock units outstanding — December 31, 2012	6,411,835	21,963,607	$1.96	$2.83

As of December 31, 2012 , there were 21,963,607 RSUs outstanding and total unrecognized compensation cost of approximately $27.8 million, which is expected to be recognized over a weighted-average period of approximately 1.1 years.

Stock Options

We granted options to certain officers and employees under the 2008 Plan. All options generally vest over a four -year period and expire no later than ten years after the date of grant. The fair value of option grants was estimated on the date of grant using the Black-Scholes option pricing model.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary of option activity from January 1, 2010 through December 31, 2012 is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Options outstanding — January 1, 2010	21,537,731	$11.09	6.39
Granted	996,648	7.37
Forfeited	(3,007,895)	12.79
Exercised	(3,083,243)	4.44

Options outstanding — December 31, 2010	16,443,241	$11.80	5.69
Granted	—	—
Forfeited	(10,701,871)	11.86
Exercised	(1,180,619)	3.07

Options outstanding — December 31, 2011	4,560,751	$13.98	4.24
Granted	—	—
Forfeited	(1,310,146)	12.94
Exercised	—	—

Options outstanding — December 31, 2012	3,250,605	$14.39	4.36

Vested and expected to vest — December 31, 2012	3,239,887	$14.42	4.35

Exercisable outstanding — December 31, 2012	3,012,166	$15.14	4.18

The intrinsic value of options exercised during the years ended December 31, 2011 and 2010 was $2.3 million and $10.5 million, respectively. There were no option exercises during the period ended December 31, 2012. At December 31, 2012, there was no aggregate intrinsic value for any options outstanding as the price of our Class A Common Stock was less than the option exercise prices.

Information regarding stock options outstanding and exercisable as of December 31, 2012 is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Options	Weighted Average Contractual Life Remaining (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$3.00	6,666	1.30	$3.00	6,666	$3.00
$3.03	673,250	6.19	3.03	573,250	3.03
3.53 - 6.77	402,867	5.44	5.90	283,178	5.74
7.41 - 7.87	62,000	6.45	7.56	43,250	7.52
$11.03	116,200	2.63	11.03	116,200	11.03
$15.00	200,665	3.03	15.00	200,665	15.00
$17.11	363,600	1.90	17.11	363,600	17.11
$18.00	526,229	3.56	18.00	526,229	18.00
$23.30	339,900	4.70	23.30	339,900	23.30
$25.00	559,228	4.16	25.00	559,228	25.00

Total	3,250,605	4.36	$14.39	3,012,166	$15.14

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions for the years ended December 31, 2010:

Year Ended December 31,
2010
Expected volatility	58.80%-62.22%
Expected dividend yield	—
Expected life (in years)	6.25
Risk-free interest rate	2.00%-3.15%
Weighted average fair value per option at grant date	$4.27

The fair value of option grants in 2010 was $4.3 million. There were no options granted in 2012 and 2011. The total fair value of options vested during the years ended December 31, 2012, 2011 and 2010 was $0.7 million, $6.6 million and $9.8 million, respectively. The total unrecognized share-based compensation costs related to non-vested stock options outstanding at December 31, 2012 was approximately $0.1 million and is expected to be recognized over a weighted average period of approximately four months.

Share-based compensation expense is based on the estimated grant-date fair value of the award and is recognized net of estimated forfeitures on those shares expected to vest, over a graded vesting schedule on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Share-based compensation expense recognized for all plans for the years ended December 31, 2012, 2011 and 2010 is as follows (in thousands):

	Year Ended December 31.
	2012	2011	2010
Options	$250	$1,016	$16,749
RSUs	28,616	25,535	30,582
Sprint Equity Compensation Plans	—	73	204

Total	$28,866	$26,624	$47,535

During the years ended December 31, 2012, 2011 and 2010 we reversed $3.4 million, $23.9 million, and $9.8 million, respectively, of share-based compensation expense related to the forfeiture of RSUs and options that had been recognized but not yet earned. During the year ended December 31, 2012 we had no additional share-based compensation expense related to the acceleration of vesting or the extension of the exercise period for certain RSUs and options. During the years ended December 31, 2011 and 2010, we recorded $3.7 million and $10.9 million, respectively, of additional share-based compensation expense related to the acceleration of vesting and the extension of the exercise period for certain RSUs and options.

15.	Stockholders’ Equity

Class A Common Stock

The Class A Common Stock represents the common equity of Clearwire. The holders of the Class A Common Stock are entitled to one vote per share and, as a class, are entitled to 100% of any dividends or distributions made by Clearwire, with the exception of certain minimal liquidation rights provided to the Class B Common Stockholders, which are described below. Each share of Class A Common Stock participates ratably in proportion to the total number of shares of Class A Common Stock issued by Clearwire. Holders of Class A Common Stock have 100% of the economic interest in Clearwire and are considered the controlling interest for the purposes of financial reporting.

Upon liquidation, dissolution or winding up, the Class A Common Stock will be entitled to any assets remaining after payment of all debts and liabilities of Clearwire, with the exception of certain minimal liquidation rights provided to the Class B Common Stockholders, which are described below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During the fourth quarter 2012, Eagle River delivered a right of first offer notice pursuant to the Equityholders’ Agreement, to the other equityholders of its intent to sell 30.9 million shares of Class A Common Stock and 2.7 million shares of Class B Common Stock and a corresponding number of Class B Common Interests, which we refer to collectively as the Interests. On October 17, 2012, Sprint delivered a response to the notice notifying Eagle River that they intend to purchase 100% of the Interests. On December 7, 2012, all of the conditions to the closing were met and on December 11, 2012, the transaction was completed. As a result, Eagle River no longer owns any shares of our Class A Common Stock, Class B Common Stock, or Class B Common Interests and is no longer a party to the Equityholders’ Agreement.

During the second quarter of 2012 we also entered into a sales agreement, which we refer to as the Sales Agreement, with Cantor Fitzgerald & Co., which we refer to as CF&Co, pursuant to which we offered and sold shares of our Class A Common Stock having an aggregate offering price of up to $300.0 million from time to time through CF&Co, as sales agent. Subject to the terms and conditions of the Sales Agreement, CF&Co used its commercially reasonable efforts to sell shares of Class A Common Stock on our behalf on a daily basis or as otherwise agreed by us and CF&Co. We designated the parameters by which CF&Co would sell shares of Class A Common Stock on our behalf, including the total number of shares of Class A Common Stock to be issued, the time period during which sales were requested to be made, any limitation on the number of shares of Class A Common Stock that could be sold in any one trading day and any minimum price below which sales would not be made. We and CF&Co each had the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time. We paid CF&Co a commission equal to 2.0% of the gross sales price per share of Class A Common Stock sold under the Sales Agreement. We also agreed to reimburse CF&Co for certain of its expenses as set forth in the Sales Agreement and to indemnify CF&Co against certain liabilities. We sold 48.4 million shares of Class A Common Stock under the Sales Agreement for net proceeds of $58.5 million. On July 26, 2012, we announced that we elected to cease further sales under the Sales Agreement.

During the first quarter of 2012, Clearwire and Clearwire Communications entered into securities purchase agreements with certain institutional investors, pursuant to which Clearwire issued shares of Class A Common Stock for an aggregate price of $83.5 million, the proceeds of which was used to repurchase $100.0 million in aggregate principal amount of its Exchangeable Notes, plus accrued but unpaid interest held by the institutional investors. The price per share was determined based upon the daily volume weighted average price of our Class A Common Stock on the NASDAQ Global Select Market for the five trading days commencing March 15, 2012, subject to a minimum price and a maximum price per share. The total number of shares issued was equal to the quotient obtained by dividing the Purchase Price by the price per share, and was 38.0 million shares.

During the first quarter of 2012, Google Inc., which we refer to as Google, sold 29.4 million shares of Class A Common Stock.

Class B Common Stock

The Class B Common Stock represents non-economic voting interests in Clearwire. Identical to the Class A Common Stock, the holders of Class B Common Stock are entitled to one vote per share. However, they do not have any rights to receive distributions other than stock dividends paid proportionally to each outstanding Class A and Class B Common Stockholder or upon liquidation of Clearwire, an amount equal to the par value per share, which is $0.0001 per share.

The holders, which include Intel Corporation, which we refer to as Intel, who, along with Sprint, we collectively refer to as the Participating Equityholders, of Class B Common Stock hold, or are entitled to hold, an equivalent number of Class B Common Interests, which, in substance, reflects their economic stake in Clearwire. This is accomplished through an exchange feature that provides the holder the right, at any time, to exchange one share of Class B Common Stock plus one Class B Common Interest for one share of Class A Common Stock.

On October 11, 2012, Bright House, provided us with notice of its intent to exchange 8.5 million shares of Class B Common Stock together with all of the Class B Common Interests held by Bright House into an equal number of shares of Class A Common Stock. The exchange was completed on October 18, 2012.

On September 4, 2012, Time Warner Cable provided us with notice of its intent to exchange 46.4 million Class B Common Interests and a corresponding number of shares of Class B Common Stock for an equal number of shares of Class A Common Stock pursuant to the Amended and Restated Operating Agreement dated as of November 28, 2008 governing Clearwire Communications, which we refer to as the Operating Agreement. The exchange was completed on September 13, 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

On September 27, 2012, we entered into an underwriting agreement, which we refer to as the Underwriting Agreement, with Credit Suisse Securities (USA) LLC, which we refer to as the Underwriter and Time Warner Cable. On October 3, 2012, under the terms and subject to the conditions contained in the Underwriting Agreement, Time Warner Cable sold to the Underwriter all of its 46.4 million shares of our Class A Common Stock. We did not receive any proceeds from the sale of our Class A Common Stock by Time Warner Cable.

On September 24, 2012, Comcast provided us with notice of its intent to exchange 88.5 million Class B Common Interests and a corresponding number of shares of Class B Common Stock for an equal number of shares of Class A Common Stock pursuant to the Operating Agreement. The exchange was completed on September 27, 2012.

During the second quarter of 2011, Sprint surrendered 77.4 million shares of Class B Common Stock to reduce its voting interest in Clearwire. Subsequently, during the second quarter of 2012, Sprint exercised its right to revoke the surrender of the 77.4 million shares of Class B Common Stock relinquished in June 2011. The Class B Common Stock was reissued to Sprint on June 8, 2012. This transaction did not impact Sprint’s economic interest in the Company, which it holds through its ownership of Class B Common Interests. At December 31, 2012, Sprint’s economic interest in Clearwire and its subsidiaries is equal to its voting interest and was approximately 50.4%.

The following table lists the voting interests in Clearwire as of December 31, 2012:

Investor	Class A Common Stock	Class A Common Stock Voting % Outstanding	Class B Common Stock (1)	Class B Common Stock % Voting Outstanding	Total	Total % Voting Outstanding
Sprint	30,922,958	4.5%	708,087,860	91.5%	739,010,818	50.4%
Comcast	88,504,132	12.8%	—	—%	88,504,132	6.0%
Bright House	8,474,440	1.2%	—	—%	8,474,440	0.6%
Intel	28,432,066	4.1%	65,644,812	8.5%	94,076,878	6.4%
Other Shareholders	534,980,999	77.4%	—	—	534,980,999	36.5%

	691,314,595	100%	773,732,672	100%	1,465,047,267	100%

(1)	The holders of Class B Common Stock hold an equivalent number of Class B Common Interests.

Clearwire Communications Interests

Clearwire is the sole holder of voting interests in Clearwire Communications. As such, Clearwire controls 100% of the decision making of Clearwire Communications and consolidates 100% of its operations. Clearwire also holds all of the outstanding Clearwire Communications Class A common interests representing 47.2% of the economics of Clearwire Communications as of December 31, 2012. The holders of the Class B Common Interests own the remaining 52.8% of the economic interests. It is intended that at all times, the number of Clearwire Communications Class A common interests held by Clearwire will equal the number of shares of Class A Common Stock issued by Clearwire.

The non-voting Clearwire Communication units are designated as either Clearwire Communications Class A common interests, all of which are held by Clearwire, or Class B Common Interests, which are held by Sprint and Intel. Both classes of non-voting Clearwire Communication units participate in distributions of Clearwire Communications on an equal and proportionate basis.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following shows the effects of the changes in Clearwire’s ownership interests in Clearwire Communications (in thousands):

	Year ended December 31,
	2012	2011	2010
Clearwire’s loss from equity investees (note 20)	$(758,705)	$(612,214)	$(496,875)

Increase/(decrease) in Clearwire’s additional paid-in capital for issuance or conversion of Class B Common Stock	379,048	137,353	(64,569)
Increase in Clearwire’s additional paid-in capital for issuance of Class A Common Stock	58,460	384,106	301,849
Other effects of changes in Clearwire’s additional paid-in capital for issuance of Class A and Class B Common Stock	28,143	18,870	145,785

Net transfers from non-controlling interests	465,651	540,329	383,065

Change from net loss attributable to Clearwire and transfers to non-controlling interests	$(293,054)	$(71,885)	$(113,810)

Dividend Policy

We have not declared or paid any cash dividends on Class A or Class B Common Stock. We currently expect to retain future earnings, if any, for use in the operations and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, covenants in the indentures governing our Senior Secured Notes impose significant restrictions on our ability to pay cash dividends to our stockholders.

Non-controlling Interests in Clearwire Communications

Clearwire Communications is consolidated into Clearwire because we hold 100% of the voting interest in Clearwire Communications. Therefore, the holders of the Class B Common Interests represent non-controlling interests in a consolidated subsidiary. As a result, the income (loss) consolidated by Clearwire is decreased in proportion to the outstanding non-controlling interests. The conversion of Class B Common Interests and the corresponding number of Class B Common Stock to Class A Common Stock is recorded in Issuance of common stock, net of issuance costs, and other capital transactions on our consolidated statement of stockholders’ equity.

Warrants

As of December 31, 2012, there were 375,000 warrants outstanding with an expiration date of November 13, 2013. Holders may exercise their warrants at any time, with an exercise price of $3.00.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

16.	Net Loss Per Share

Basic Net Loss Per Share

The net loss per share attributable to holders of Class A Common Stock is calculated based on the following information (in thousands, except per share amounts):

	Year Ended December 31,
	2012	2011	2010
Net loss from continuing operations	$(1,743,745)	$(2,855,733)	$(2,251,202)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	1,182,183	2,158,831	1,775,840

Net loss from continuing operations attributable to Class A Common Stockholders	(561,562)	(696,902)	(475,362)
Net loss from discontinued operations attributable to Class A Common Stockholders	(167,005)	(20,431)	(12,075)

Net loss attributable to Class A Common Stockholders	$(728,567)	$(717,333)	$(487,437)

Weighted average shares Class A Common Stock outstanding	554,015	257,967	222,527
Net loss per share from continuing operations	$(1.01)	$(2.70)	$(2.14)
Net loss per share from discontinued operations	(0.30)	(0.08)	(0.05)

Net loss per share	$(1.31)	$(2.78)	$(2.19)

Diluted Net Loss Per Share

The potential exchange of Class B Common Interests together with Class B Common Stock for Class A Common Stock will have a dilutive effect on diluted net loss per share due to certain tax effects. That exchange would result in both an increase in the number of Class A Common Stock outstanding and a corresponding increase in the net loss attributable to the Class A Common Stockholders through the elimination of the non-controlling interests’ allocation. Further, to the extent that all of the Class B Common Interests and Class B Common Stock are converted to Class A Common Stock, the Clearwire Communications partnership structure would no longer exist and Clearwire would be required to recognize a tax provision related to indefinite lived intangible assets.

Shares issuable upon the conversion of the Exchangeable Notes were included in the computation of diluted net loss per share for the year ended December 31, 2010 on an “if converted” basis since the result was dilutive. For purpose of this computation, the change in fair value of the Exchange Options and interest expense on the Exchangeable Notes were reversed for the period. For the years ended December 31, 2012 and 2011, shares issuable upon the conversion of the Exchangeable Notes were excluded in the computation of diluted net loss per share as their inclusion would have been antidilutive.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Net loss per share attributable to holders of Class A Common Stock on a diluted basis, assuming conversion of the Class B Common Interests and Class B Common Stock and, where applicable, conversion of the Exchangeable Notes, is calculated based on the following information (in thousands, except per share amounts):

	Year Ended December 31,
	2012	2011	2010
Net loss from continuing operations attributable to Class A Common Stockholders	$(561,562)	$(696,902)	$(475,362)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	(1,182,183)	(2,158,831)	(1,775,840)
Tax adjustment resulting from dissolution of Clearwire Communications	(27,611)	(27,945)	(27,117)
Reversal of gain on Exchange Options and Exchangeable Notes interest expense, upon exchange of notes	—	—	(58,296)

Net loss from continuing operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock and conversion of the Exchangeable Notes	(1,771,356)	(2,883,678)	(2,336,615)

Net loss from discontinued operations available to Class A Common Stockholders	(167,005)	(20,431)	(12,075)
Non-controlling interest in net loss from discontinued operations of consolidated subsidiaries	(1,356)	(61,379)	(39,817)

Net loss from discontinued operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	(168,361)	(81,810)	(51,892)

Net loss available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock and conversion of the Exchangeable Notes	$(1,939,717)	$(2,965,488)	$(2,388,507)

Weighted average shares Class A Common Stock outstanding	554,015	257,967	222,527
Weighted average shares converted from Class B Common Stock outstanding	844,588	707,132	741,962
Weighted average shares converted from the Exchangeable Notes	—	—	6,276

Total weighted average shares Class A Common Stock outstanding (diluted)	1,398,603	965,099	970,765

Net loss per share from continuing operations	$(1.27)	$(2.99)	$(2.41)
Net loss per share from discontinued operations	(0.12)	(0.08)	(0.05)

Net loss per share	$(1.39)	$(3.07)	$(2.46)

The diluted weighted average shares did not include the effects of the following potential common shares as their inclusion would have been antidilutive (in thousands):

	Year Ended December 31,
	2012	2011	2010
Exchangeable Notes conversion shares	91,733	103,001	—
Stock options	4,214	8,920	18,380
Restricted stock units	26,905	13,820	12,414
Warrants	647	7,748	17,806
Subscription rights	—	—	22,657
Contingent shares	—	—	1,519

	123,499	133,489	72,776

We have calculated and presented basic and diluted net loss per share of Class A Common Stock. Class B Common Stock net loss per share is not calculated since it does not contractually participate in distributions of Clearwire.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

17.	Related Party Transactions

We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results. These relationships have been with Sprint, Intel, Comcast, Time Warner Cable, Bright House, Google, Eagle River, and Ericsson, all of which are or have been related parties. Some of these relationships include agreements pursuant to which we sell wireless broadband services to certain of these related parties on a wholesale basis, which such related parties then resell to each of their respective end user subscribers. We sell these services at terms defined in our contractual agreements.

The following amounts for related party transactions are included in our consolidated financial statements (in thousands):

	December 31,
	2012	2011
Accounts receivable	$17,227	$78,282
Prepaid assets and other assets	$5,943	$2,229
Accounts payable and accrued expenses	$8,223	$4,736
Other current liabilities:
Cease-to-use	$5,497	$4,652
Deferred revenue	$96,161	$9,301
Other	$5,642	$—
Other long-term liabilities:
Cease-to-use	$36,793	$33,940
Deferred revenue	$83,887	$1,207
Deferred rent	$32,213	$52,663
Other	$2,821	$—

	Year Ended December 31,
	2012	2011	2010
Revenue	$465,295	$493,350	$50,808
Cost of goods and services and network costs (inclusive of capitalized costs) (1)	$152,669	$182,671	$104,883
Selling, general and administrative (inclusive of capitalized costs)	$50,193	$31,453	$7,150

(1)	The amounts presented for the year ended December 31, 2011 have been adjusted to reflect the inclusion of $20.0 million of non-cash rents related to leases with Sprint.

Proposed Sprint Merger Agreement — On December 17, 2012, we entered into a Merger Agreement, pursuant to which Sprint agreed to acquire all of the outstanding shares of Class A and Class B Common Stock not currently owned by Sprint. See Note 1, Description of Business for further information.

Note Purchase Agreement — In connection with the Merger Agreement, on December 17, 2012, we and certain of our subsidiaries also entered into the Note Purchase Agreement, in which Sprint agreed to purchase from us at our election up to an aggregate principal amount of $800.0 million of 1.00% Exchangeable Notes due 2018, in ten monthly installments of $80.0 million each. See Note 1, Description of Business for further information.

Rollover Notes — In connection with the issuance of the 2015 Senior Secured Notes, on November 24, 2009, we issued notes to Sprint and Comcast with identical terms as the 2015 Senior Secured Notes. From time to time, other related parties may hold portions of our long-term debts, and as debtholders, would be entitled to receive interest payments from us.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Relationships among Certain Stockholders, Directors, and Officers of Clearwire — Sprint, through two wholly-owned subsidiaries, Sprint HoldCo and SN UHC 1, Inc., owns the largest interest in Clearwire with an effective voting and economic interest of approximately 50.44% and Intel owns voting and economic interest in Clearwire of 6.4%. After the conversion of their Class B Common Interests and corresponding number of Class B Common Stock into Class A Common Stock, Comcast and Bright House together own voting interest in Clearwire of approximately 6.6% at December 31, 2012.

As of December 31, 2012, Eagle River held warrants to purchase 375,000 shares of Class A Common Stock at an exercise price of $3.00 per share with an expiration date of November 13, 2013.

Clearwire, Sprint, Intel, Comcast and Bright House are party to the Equityholders’ Agreement, which sets forth certain rights and obligations of the equityholders with respect to governance of Clearwire, transfer restrictions on our common stock, rights of first refusal and pre-emptive rights, among other things. In addition, we have also entered into a number of commercial agreements with Sprint, Google and Intel, which are outlined below.

4G MVNO Agreement — We have a non-exclusive 4G MVNO agreement, which we refer to as the 4G MVNO Agreement, with Comcast MVNO II, LLC, TWC Wireless, LLC, Bright House and Sprint Spectrum L.P., which we refer to as Sprint Spectrum. We sell wireless broadband services to the other parties to the 4G MVNO Agreement for the purposes of the purchasers’ marketing and reselling our wireless broadband services to their respective end user subscribers. The wireless broadband services to be provided under the 4G MVNO Agreement include standard network services, and, at the request of any of the parties, certain non-standard network services. We sell these services at prices defined in the 4G MVNO Agreement.

Sprint Wholesale relationship

In November 2011 we entered into the November 2011 4G MVNO Amendment. As a result, the minimum payments under the amendment to the 4G MVNO agreement entered into with Sprint in April 2011 were replaced with the provisions of the November 2011 4G MVNO Amendment. Under the November 2011 4G MVNO Amendment, Sprint Spectrum is paying us $925.9 million for unlimited 4G mobile WiMAX services for resale to its retail subscribers in 2012 and 2013, approximately two-thirds of which was paid for service provided in 2012, and the remainder will be paid for service provided in 2013. Of the $925.9 million, $175.9 million will be paid as an offset to principal and interest due under a $150.0 million promissory note (as described in the Sprint Commitment Agreement section below) issued by us to Sprint. As part of the November 2011 4G MVNO Amendment, we also agreed to: the elimination of device minimum fees after 2011; and usage based pricing for WiMAX services after 2013 and for LTE service beginning in 2012. We also agreed that Sprint Spectrum may re-wholesale wireless broadband services, subject to certain conditions and we agreed to operate our WiMAX network through calendar year 2015.

Subject to the satisfaction of certain network build-out conditions, Sprint agreed to prepay us up to another $350.0 million in installments once certain milestones are achieved for future services to be provided to Sprint over our LTE network. The amount and nature of the prepayment is subject to reduction in certain circumstances, including in the event that we fail to meet initial LTE deployment build targets by June 30, 2013, or if we fail to meet certain network specifications. We also agreed to collaborate with Sprint on LTE network design, architecture and deployment, including site selection, and Sprint committed to use commercially reasonable efforts to support certain specified chipset ecosystems and to launch devices to roam on our LTE network, including laptop cards and smartphones, in 2013. The November 2011 4G MVNO Amendment also provides for additional conditions on any sale of core spectrum assets necessary to operate our WiMAX and LTE networks, including agreeing to allow Sprint Spectrum an opportunity to make offers to purchase our excess spectrum in the event that we propose to sell such spectrum.

In addition to the $150.0 million received from Sprint relating to the Sprint Promissory Note in January 2012, for the twelve months ended December 31, 2012 and 2011, we received $537.3 million and $434.3 million respectively from Sprint for 4G broadband wireless services. The amounts received from Sprint for 4G broadband wireless services for the year ended December 31, 2012 includes $76.6 million for services provided in 2011 and $10.8 million representing the final portion of the prepayment for future services beyond the minimum commitment provided for in the amendment to the 4G MVNO Agreement entered into in April 2011.

During the twelve months ended December 31, 2012, wholesale revenue recorded attributable to Sprint comprised approximately 36% of total revenues and substantially all of our wholesale revenues.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Sprint Commitment Agreement — In November 2011, we entered into a commitment agreement with Sprint and Sprint HoldCo, which we refer to as the Commitment Agreement. As part of the agreement, should we consummate an equity offering which generates gross proceeds of at least $400.0 million, Sprint HoldCo agreed to exercise its pre-emptive rights under the Equityholders’ Agreement to purchase securities representing Sprint HoldCo’s pro rata share of the securities issued in such an offering up to $700.0 million. On December 13, 2011, we closed an offering of 201,250,000 shares of Class A Common Stock for $402.5 million in an underwritten public offering. Pursuant to the Commitment Agreement, on December 13, 2011, Sprint Holdco exercised its pre-emptive rights and purchased 173,635,000 shares of Class B Common Stock and a corresponding number of Class B Common Interests for proceeds of approximately $331.4 million.

Under the terms of the Commitment Agreement, Sprint provided us an aggregate principal amount of $150.0 million on January 3, 2012, pursuant to a promissory note issued by Clearwire Communications, which we refer to as the Sprint Promissory Note. The Sprint Promissory Note bears interest of 11.5% per annum with an aggregate principal amount of $75.0 million maturing on January 2, 2013, and the remaining $75.0 million principal amount maturing on January 2, 2014. If not previously paid, Sprint may offset the amounts payable by us under the Sprint Promissory Note, including interest, against payments then due by Sprint to Clearwire Communications under the November 2011 4G MVNO Amendment. Because the Sprint Promissory Note was entered into in conjunction with the November 2011 4G MVNO Amendment, and amounts due may be offset against payments due under the November 2011 4G MVNO Amendment, it will be treated as deferred revenue for accounting purposes, and associated interest costs will be recorded as a reduction to the $925.9 million payable by Sprint for unlimited WiMAX service in calendar years 2012 and 2013. On January 2, 2013, we offset $83.6 million to principal and related accrued interest to reduce the principal amount we owe to Sprint under the promissory note to $75.0 million. The Sprint Promissory Note provides for certain events of default including, among other things, default in the payment of principal or interest; any material breach by Clearwire Communications in respect of its obligations to Sprint Spectrum under the November 2011 4G MVNO Amendment; termination or cancellation of the November 2011 4G MVNO Amendment at any time prior to January 2, 2014; and certain customary bankruptcy-related events. Upon the occurrence of any event of default, Sprint may offset and apply the Sprint Promissory Note against any and all deposits and any other credits, indebtedness payment obligations, property, or claims owing to Clearwire Communications or affiliates by Sprint.

In addition, under the terms of the Commitment Agreement, if we successfully consummated an equity offering, we agreed to use commercially reasonable best efforts to consummate an offering of first-priority senior secured debt in an amount equal to approximately 50% of the net cash proceeds of any such equity offering, at the earliest practicable time thereafter. In January 2012, Clearwire Communications completed an offering of 2016 Senior Secured Notes with a par value of $300.0 million. See Note 10, Long-term Debt, Net, for a discussion of the issuance of debt.

3G MVNO Agreement — We entered into a non-exclusive 3G MVNO agreement with Sprint Spectrum, which we refer to as the 3G MVNO Agreement, whereby Sprint agrees to sell its code division multiple access and mobile voice and data communications service for the purpose of resale to our retail customers. The data communications service includes Sprint’s existing core network services, other network elements and information that enable a third party to provide services over the network, or core network enablers, and subject to certain limitations and exceptions, new core network services, core network enablers and certain customized services. For the years ended December 31, 2012, 2011 and 2010, we paid $4.4 million, $17.8 million, and $9.7 million, respectively to Sprint for 3G wireless services provided by Sprint to us.

Sprint Master Site Agreement — In November 2008, we entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and we established the contractual framework and procedures for the leasing of tower and antenna collocation sites to each other. Leases for specific sites will be negotiated by Sprint and us on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from the date the agreement was signed. The term of each lease for each specific site will be five years, but the lessee has the right to extend the term for up to an additional 20 years. The monthly fee will increase 3% per year. The lessee is also responsible for the utility costs and for certain additional fees. During the years ended December 31, 2012, 2011 and 2010, we made rent payments under this agreement of $59.6 million, $55.8 million and $53.1 million, respectively.

Master Agreement for Network Services — In November 2008, we entered into a master agreement for network services, which we refer to as the Master Agreement for Network Services, with various Sprint affiliated entities, which we refer to as the Sprint Entities, pursuant to which the Sprint Entities and we established the contractual framework and procedures for us to purchase network services from Sprint Entities. We may order various services from the Sprint Entities, including IP network transport services, data center co-location, toll-free services and access to the following business

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

platforms: voicemail, instant messaging services, location-based systems and media server services. The Sprint Entities will provide a service level agreement that is consistent with the service levels provided to similarly situated subscribers. Pricing is specified in separate product attachments for each type of service; in general, the pricing is based on the mid-point between fair market value of the service and the Sprint Entities’ fully allocated cost for providing the service. The term of the Master Agreement for Network Services is five years, but we will have the right to extend the term for an additional five years. Additionally, in accordance with the Master Agreement for Network Services with the Sprint Entities, we assumed certain agreements for backhaul services that contain commitments that extend up to five years.

Ericsson, Inc — Ericsson, provides network deployment services to us, including site acquisition and construction management services. In addition, during the second quarter of 2011, we entered into a managed services agreement with Ericsson to operate, maintain and support our network. Dr. Hossein Eslambolchi, who currently sits on our board of directors, had a consulting agreement with Ericsson. As part of his consulting agreement, Dr. Eslambolchi received payments for his services from Ericsson. He has not received any compensation directly from us related to his relationship with Ericsson. For the years ended December 31, 2012 and 2011, we paid $76.9 million and $41.1 million, respectively to Ericsson for network management services.

IT Master Services Agreement — In November 2008, we entered into an IT master services agreement with the Sprint Entities pursuant to which the Sprint Entities and we established the contractual framework and procedures for us to purchase IT application services from the Sprint Entities. The term of the IT master services agreement is five years, but we have the right to extend the term for an additional five years.

Intel Market Development Agreement — We entered into a market development agreement with Intel, which we refer to as the Intel Market Development Agreement, pursuant to which we committed to deploy mobile WiMAX on our networks and to promote the use of certain notebook computers and mobile Internet devices on our networks, and Intel would develop, market, sell and support WiMAX embedded chipsets for use in certain notebook computers and mobile Internet devices that may be used on our networks. The Intel Market Development Agreement will last for a term of seven years from the date of the agreement, with Intel having the option to renew the agreement for successive one year terms up to a maximum of 13 additional years provided that Intel meets certain requirements.

18.	Discontinued Operations

As a result of a strategic decision to focus investment in the United States market, during the second quarter of 2011, we committed to sell our operations in Belgium, Germany and Spain. These businesses comprised substantially all of the remaining operations previously reported in our International segment. Associated results of operations and financial position are separately reported as discontinued operations for all periods presented. Results of operations and financial position presented for periods prior to the second quarter of 2011 include other businesses that were reported in our International segment. The sale of our businesses in Ireland, Poland, and Romania were individually immaterial for separate disclosure in prior periods.

During the year ended December 31, 2012, we completed the sale of the operations in Germany, Belgium and Spain for total expected proceeds of approximately $18.9 million. We have received approximately half of the expected proceeds and expect to receive the remainder by March 2013. In connection, with the Belgium sale transaction, we have also extended a loan of approximately $0.9 million to the purchaser and obtained an option to utilize the proceeds from repayment of the loan to obtain a 10% equity interest in the purchaser at the maturity of the loan in April 2019. We recognized a gain on the sale of these operations of approximately $22.3 million, net of tax benefits of $5.1 million and the reclassification of cumulative translation adjustments of $8.7 million, in Net loss from discontinued operations.

During the third quarter of 2012, we made an insolvency filing with respect to our operations in Spain followed by its disposition in a sale. As a result, certain intercompany loans related to our international operations were considered to be uncollectible for federal income tax purposes and, as a result, there was an increase to the deferred tax liability of our discontinued operations of approximately $167.2 million along with a corresponding deferred tax expense for our discontinued operations. See Note 9, Income taxes for further discussion.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Summarized financial information for discontinued operations is shown below (in thousands):

	Year Ended December 31,
	2012	2011	2010
Total revenues	$8,473	$20,767	$21,723

Loss from discontinued operations before income taxes	$(1,185)	$(86,749)	$(53,266)
Income tax benefit (provision)	(167,176)	4,939	1,374

Net loss from discontinued operations	(168,361)	(81,810)	(51,892)
Less: non-controlling interests in net loss from discontinued operations of consolidated subsidiaries	1,356	61,379	39,817

Net loss from discontinued operations attributable to Clearwire Corporation	$(167,005)	$(20,431)	$(12,075)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$—	$1,815
Prepaid and other assets	—	1,739

Total current assets	—	3,554
Property, plant and equipment, net	—	10,351
Spectrum licenses, net	—	19,313
Other assets	—	3,478

Total assets of discontinued operations	$—	$36,696

Liabilities
Other current liabilities	—	$8,930
Other long-term liabilities	—	16,266

Total liabilities of discontinued operations	$—	$25,196

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

19.	Quarterly Financial Information (unaudited)

Summarized quarterly financial information for the years ended December 31, 2012 and 2011 is as follows (in thousands, except per share data):

	First	Second	Third	Fourth	Total
2012 quarter:
Total revenues	$322,639	$316,932	$313,882	$311,241	$1,264,694
Operating loss	$(421,887)	$(311,260)	$(332,905)	$(312,731)	$(1,378,783)
Net loss from continuing operations	$(561,026)	$(431,027)	$(320,410)	$(431,282)	$(1,743,745)
Net loss from continuing operations attributable to Clearwire Corporation	$(182,054)	$(143,179)	$(41,344)	$(194,985)	$(561,562)
Net loss attributable to Clearwire Corporation	$(181,823)	$(145,809)	$(213,781)	$(187,154)	$(728,567)
Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.40)	$(0.28)	$(0.07)	$(0.28)	$(1.01)
Diluted	$(0.44)	$(0.32)	$(0.22)	$(0.30)	$(1.27)
Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.40)	$(0.29)	$(0.38)	$(0.27)	$(1.31)
Diluted	$(0.44)	$(0.33)	$(0.34)	$(0.29)	$(1.39)
2011 quarter:
Total revenues	$236,808	$322,611	$332,177	$361,870	$1,253,466
Operating loss	$(647,358)	$(911,594)	$(399,136)	$(433,149)	$(2,391,237)
Net loss from continuing operations	$(793,160)	$(939,770)	$(479,457)	$(643,346)	$(2,855,733)
Net loss from continuing operations attributable to Clearwire Corporation	$(216,877)	$(160,525)	$(83,502)	$(235,998)	$(696,902)
Net loss attributable to Clearwire Corporation	$(226,955)	$(168,738)	$(84,791)	$(236,849)	$(717,333)
Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.89)	$(0.65)	$(0.34)	$(0.81)	$(2.70)
Diluted	$(0.89)	$(0.98)	$(0.53)	$(0.81)	$(2.99)
Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.93)	$(0.68)	$(0.35)	$(0.81)	$(2.78)
Diluted	$(0.93)	$(1.01)	$(0.54)	$(0.81)	$(3.07)

20.	Parent Company Only Condensed Financial Statements

Under the terms of agreements governing the indebtedness of Clearwire Communications, which is a subsidiary of Clearwire and comprises substantially all of the net assets of the Company, such subsidiary is restricted from making dividend payments, loans or advances, other than mandatory tax payments and reimbursement of costs, to Clearwire. The restrictions have resulted in the restricted net assets (as defined in Securities and Exchange Commission Rule 4-08(e)(3) of Regulation S-X) of Clearwire’s subsidiary exceeding 25% of the consolidated net assets of Clearwire and its subsidiaries.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following condensed parent-only financial statements of Clearwire account for the investment in Clearwire Communications under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of Clearwire and subsidiaries and notes thereto.

CLEARWIRE CORPORATION

CONDENSED BALANCE SHEETS

	December 31,
	2012	2011
	(In thousands)
ASSETS
Cash and cash equivalent	$2	$—
Other assets	1,186	3,319
Investments in equity method investees	1,187,993	1,481,047

Total assets	$1,189,181	$1,484,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred tax liabilities, net	$143,992	$152,182
Other liabilities	3,250	953

Total liabilities	147,242	153,135
Stockholders’ equity	1,041,939	1,331,231

Total liabilities and stockholders’ equity	$1,189,181	$1,484,366

CLEARWIRE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Revenues	$—	$—	$—
Operating expenses	16,315	8,982	7,283

Operating loss	(16,315)	(8,982)	(7,283)
Other income (expense):
Loss from equity investees	(758,705)	(612,214)	(496,875)
Other income	12,877	9,171	16,784

Total other expense, net	(745,828)	(603,043)	(480,091)

Loss before income taxes	(762,143)	(612,025)	(487,374)
Income tax benefit (provision)	199,199	(105,308)	—

Net loss from continuing operations	$(562,944)	$(717,333)	$(487,374)
Net loss from discontinued operations	(167,176)	—	—

Net loss	$(730,120)	$(717,333)	$(487,374)

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

CLEARWIRE CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(562,944)	$(717,333)	$(487,374)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(199,199)	105,308	—
Loss from equity investees	758,705	612,214	496,875
Changes in assets and liabilities, net:
Prepaids and other assets	2,133	2	1,256
Other liabilities	1,299	244	(10,469)

Net cash provided by (used in) operating activities	(6)	435	288
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in equity investees	(58,460)	(387,742)	(304,015)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	58,468	387,296	303,738

Net (decrease) increase in cash and cash equivalents	2	(11)	11
Cash and cash equivalents:
Beginning of period	—	11	—

End of period	$2	$—	$11